Exhibit 10.1

Published CUSIP Number

Deal: 70713HAA1

Revolving Credit Facility: 70713HAB9

Term B Facility: 70713HAC7

CREDIT AGREEMENT

Dated as of November 14, 2012

among

BOYD ACQUISITION SUB, LLC,

as the Initial Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent, Swing Line Lender

and

L/C Issuer,

and

The Other Lenders Party Hereto,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

J.P. MORGAN SECURITIES LLC,

DEUTSCHE BANK SECURITIES INC.,

and

UBS SECURITIES LLC

as

Joint Lead Arrangers and Joint Book Managers

Exhibit 10.1toc

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SCHEDULES
2.01	Commitments and Applicable Percentages
6.06	Litigation
6.09	Environmental Matters
6.13	Subsidiaries and Other Equity Investments
6.16	Intellectual Property Matters
8.01	Existing Liens
8.02	Identified Investments
8.03	Existing Indebtedness
11.02	Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS
Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Form of Revolving Note
C-2	Form of Term B Note
C-3	Form of Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F-1	Initial Guaranty
F-2	Guaranty
G-1	Closing Date Opinion
G-2	Funding Date Opinions
H	U.S. Tax Compliance Certificates
I	Funding Date Assumption
J-1	Initial Security Agreement
J-2	Security Agreement
K	Hazardous Materials Indemnity
L	Subordination Agreement

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CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of November 14, 2012, among BOYD ACQUISITION SUB, LLC, a Delaware limited liability company (the “Initial Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer.

Pursuant to that certain Agreement and Plan of Merger, dated as of May 16, 2012 (the “Merger Agreement”), by and among Boyd Gaming Corporation, a Nevada corporation (“Boyd”), Boyd Acquisition II, LLC, a Delaware limited liability company (“Holdco”), the Initial Borrower, Peninsula Gaming Partners, LLC, a Delaware limited liability company (“PGP”), and Peninsula Gaming, LLC, a Delaware limited liability company (“Peninsula”), the Initial Borrower has agreed to merge (the “Merger”) with and into Peninsula, after giving effect to which Peninsula will be the surviving entity and will assume all assets and liabilities of the Initial Borrower.

The Initial Borrower has requested that (a) in connection with the consummation of the Merger, the Lenders lend to the Initial Borrower the Term B Loans and Revolving Credit Loans to be used to pay to PGP the cash consideration for their shares in the Merger, to pay transaction fees and expenses and to refinance certain Indebtedness of Peninsula and (b) from time to time, the Lenders make Revolving Credit Loans to Peninsula, the Swing Line Lender make Swing Line Loans to Peninsula and the L/C Issuer issue Letters of Credit for the account of Peninsula.

In furtherance of the foregoing, the Initial Borrower has requested that the Lenders provide senior secured revolving and term loan credit facilities, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 11.18.

“Additional Assets” means:

(a) any Property (other than cash, cash equivalents or securities) to be owned by Peninsula or a Restricted Subsidiary and used in a Related Business,

(b) Investments in any other Person engaged primarily in a Related Business (including the acquisition from third parties of Equity Interests of such Person) as a result of which such other Person becomes a Restricted Subsidiary in compliance with the terms hereof and complies with the terms of Section 7.13.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form approved by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means the letter agreement, dated November 14, 2012, between the Initial Borrower, the Administrative Agent and the L/C Issuer, as such agreement is amended, modified, supplemented or restated from time to time.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Amelia Belle” means Belle of Orleans, L.L.C., a Louisiana limited liability company.

“Amelia Belle Casino” means the riverboat casino located in Amelia, Louisiana known as the “Amelia Belle” and owned by Amelia Belle.

“Applicable Percentage” means (a) in respect of the Term B Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by (i) on or prior to the Funding Date, such Term B Lender’s Term B Commitment at such time, subject to adjustment as provided in Section 2.16 and (ii) thereafter, the principal amount of such Term B Lender’s Term B Loans at such time, (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Revolving Percentage as in effect at such time, and (c) in respect of the Lenders’ Total Credit Exposures, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate Total Credit Exposures represented by such Lender’s Total Credit Exposure at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Revolving Credit Facility has expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) with respect to the Term B Facility, (i) 4.50% in the case of Eurodollar Rate Loans and (ii) 3.50% in the case of Base Rate Loans, and (b) with respect to the Revolving Credit Facility, (i) 4.00% in the case of Eurodollar Rate Loans and Letter of Credit Fees and (ii) 3.00% in the case of Base Rate Loans, in each case as such rate may be increased pursuant to Section 2.14(e).

“Applicable Revolving Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.16. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Revolving Credit Facility has expired, then the Applicable Revolving Percentage of each Revolving Credit Lender shall be determined based on the Applicable Revolving Percentage of such Revolving Credit Lender most recently in effect, giving effect to any subsequent assignments.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as joint lead arranger and joint book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Peninsula and its Subsidiaries for the fiscal year ended December 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Peninsula and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Funding Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Revolving Credit Facility pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Case” has the meaning specified in Section 9.02.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“BBA LIBOR” has the meaning specified in the definition of “Eurodollar Rate”.

“Borrower” means (a) at any time prior to the effectiveness of the Funding Date, the Initial Borrower, and (b) on and after the Funding Date, Peninsula.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Boyd” has the meaning specified in the recitals hereto.

“Boyd Acquisition I” means Boyd Acquisition I, LLC, a Delaware limited liability company.

“Boyd Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of December 17, 2010, among Boyd, as the borrower, the lenders party thereto, Bank of America, as administrative agent and L/C issuer, and Wells Fargo Bank, National Association, as swing line lender, as such agreement is amended, modified, supplemented or restated from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of Nevada, the State of New York and the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“bwin Subsidiary” means any Subsidiary of the Borrower or any of its Restricted Subsidiaries the primary business of which is online gaming.

“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a) prior to the consummation of the Merger, an event or series of events by which:

(i) Boyd shall cease to own, directly or indirectly, 100% of the Equity Interests of each of Holdco and the Initial Borrower, or

(ii) Holdco shall cease to directly own 100% of the Equity Interests of the Initial Borrower, and

(b) after the occurrence of the Merger, an event or series of events by which:

(i) Boyd shall cease to own, directly or indirectly, 100% of the Equity Interests of Peninsula, or

(ii) there shall occur a “Change of Control” as defined in the Boyd Credit Agreement.

“Closing Date” means the date on which this Agreement shall have been executed by all parties hereto.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means (a) prior to the Funding Date, the Property described in the Initial Security Agreement and (b) on and after the Funding Date, collectively, the Pledged Properties, the vessels subject to the First Preferred Ship Mortgage, the Property described in the Security Agreement, any additional property pledged to the Collateral Agent pursuant to Section 7.13 and any other Property of the Loan Parties subject to a Lien in favor of the Collateral Agent under any Collateral Document.

“Collateral Agent” means Bank of America in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral Documents” means (a) prior to the Funding Date, the Initial Security Agreement and (b) on and after the Funding Date, collectively, the Initial Security Agreement, the Security Agreement, the Deeds of Trust, the First Preferred Ship Mortgage, the Hazardous Materials Indemnity, and each of the mortgages, collateral assignments, security agreements, pledge agreements, control agreements (with respect to any Controlled Account) or other similar agreements delivered to the Collateral Agent pursuant to Section 7.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term B Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans or Term B Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the applicable Lenders pursuant to Section 2.01.

“Committed Loan” means a Revolving Credit Loan or a Term B Loan, as the case may be.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Plan of Reorganization” means a Plan of Reorganization that is not a Non-Conforming Plan of Reorganization.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, the Borrower and its Restricted Subsidiaries’ consolidated earnings before interest expense, taxes, depreciation, amortization, non-cash rent expense, preopening expenses, share-based compensation expense, non-cash change in value of derivative instruments, interest costs associated with derivative instruments not otherwise included in interest expense, charges for the early retirement of debt, non-recurring non-cash losses (or gains), acquisition and merger related charges, and extraordinary items, all as determined in accordance with GAAP (“EBITDA”), plus (a) cash dividends and distributions paid to the Borrower and its Restricted Subsidiaries from any Person that is not a Restricted Subsidiary, provided that the cumulative amount of such cash dividends and distributions included in Consolidated Adjusted EBITDA shall not exceed the cumulative amount of the Borrower’s and its Restricted Subsidiaries’ share of the Consolidated Adjusted EBITDA of such Person, plus (or minus) without duplication, (b) the EBITDA during such twelve month period for any Restricted Subsidiary acquired (or disposed of) by the Borrower or any of its Restricted Subsidiaries (including the acquisition or disposition of substantially all of the assets of a Person by the Borrower or any of its Restricted Subsidiaries) during such period, in either case, plus (or minus) (c) any loss (or gain) arising from a change in GAAP, plus (d) losses, charges and expenses relating to the Transaction incurred on or prior to the first anniversary of the Funding Date, including without limitation, measurement period adjustments, the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, integration costs, personnel restructuring, relocation or integration costs, one-time compensation charges and the amount of any signing, retention and completion bonuses, and plus (e) the aggregate amount of management fees paid to Boyd or one of its Subsidiaries pursuant to any Permitted Management Agreement by Peninsula or any Restricted Subsidiary during such period and the aggregate amount of management fees paid to any Person prior to the Funding Date pursuant to a Management Agreement and consistent with Peninsula’s past practices. “Consolidated Adjusted EBITDA” shall exclude the EBITDA of each Unrestricted Subsidiary and all Subsidiaries of any Unrestricted Subsidiary.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis (exclusive of any Indebtedness of the Borrower’s Restricted Subsidiaries to the Borrower or another Restricted Subsidiary or any Indebtedness of the Borrower to any Restricted Subsidiary), the sum (without duplication) of (a) the outstanding principal amount of all Indebtedness for borrowed money minus the amount of any cash borrowed by the Borrower and pledged or deposited by the Borrower pursuant to Section 2.05(g) or Section 2.15 as cash collateral, (b) the aggregate amount of all capital lease obligations, (c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of Persons other than the Borrower or any Restricted Subsidiary, and (d) all liabilities under any non-appealable judgment rendered against the Borrower or any Restricted Subsidiary. Notwithstanding the foregoing, Consolidated Funded Indebtedness shall not include any Defeased Indebtedness. The amount of Consolidated Funded Indebtedness shall be deemed to be zero with respect to (i) any letter of credit, unless and until a drawing is made with respect thereto, and (ii) any Guarantee (x) by Diamond Jo under that certain Minimum Assessment Agreement, dated as of October 1, 2007, by and among the City of Dubuque, Iowa, Diamond Jo and the City Assessor of the City of Dubuque, Iowa, and (y) by Kansas Star under that certain Developer’s Agreement, dated as of March 7, 2011, by and between Kansas Star and the City of Mulvane, Kansas, in each case as amended from time to time, unless and until demand for payment is made with respect thereto. “Consolidated Funded Indebtedness” shall exclude the Consolidated Funded Indebtedness of each Unrestricted Subsidiary and all Subsidiaries of any Unrestricted Subsidiary.

“Consolidated Gross Revenue” means, for any period of Peninsula, the aggregate revenue of Peninsula and its Restricted Subsidiaries calculated on a consolidated basis for such period, excluding the consolidated revenue of each Unrestricted Subsidiary and all Subsidiaries of any Unrestricted Subsidiary.

“Consolidated Leverage Ratio” means the ratio of (a) (i) Consolidated Funded Indebtedness minus (ii) Excess Cash, to (b) twelve-month trailing Consolidated Adjusted EBITDA. For purposes of determining such ratio, Consolidated Funded Indebtedness and Excess Cash shall be calculated as of the last day of the applicable fiscal quarter of Peninsula.

“Consolidated Net Revenue” means, for any period of Peninsula, the aggregate net revenue of Peninsula and its Restricted Subsidiaries calculated on a consolidated basis for such period, excluding the consolidated net revenue of each Unrestricted Subsidiary and all Subsidiaries of any Unrestricted Subsidiary.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and the L/C Issuer.

“Controlling Lenders” means (i) until the earlier of (x) Discharge of the Revolving Credit Obligations and (y) the Term B Enforcement Date, the Required Revolving Lenders and (ii) from and after the earlier of (x) Discharge of the Revolving Credit Obligations and (y) the Term B Enforcement Date, the Required Term B Lenders.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Deed of Trust” means each deed of trust or mortgage (fee and leasehold, as applicable), assignment of leases and rents, security agreement and financing statement executed and delivered pursuant to Section 7.13, as the same shall be amended, supplemented, restated or otherwise modified from time to time

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means a rate equal to 2% per annum over the per annum interest rate or per annum fees otherwise applicable, and when used with respect to Obligations with respect to which no interest rate or per annum fees are specified, means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Defeased Indebtedness” means Indebtedness (a) that has been defeased or satisfied and discharged in accordance with the terms of the indenture or other agreement under which it was issued, (b) that has been called for redemption and for which funds sufficient to redeem such Indebtedness have been set aside by the Borrower, (c) for which amounts are set aside in trust or are held by a representative of the holders of such Indebtedness or any third party escrow agent pending satisfaction or waiver of the conditions for the release of such funds, or (d) that has otherwise been defeased or satisfied and discharged to the satisfaction of the Administrative Agent.

“Diamond Jo” means Diamond Jo, LLC, a Delaware limited liability company.

“Diamond Jo Casino” means the Diamond Jo Casino, which facility is owned by Diamond Jo and is located at 301 Bell Street in Dubuque, Iowa.

“Diamond Jo Worth” means Diamond Jo Worth, LLC, a Delaware limited liability company.

“Diamond Jo Worth Casino” means the Diamond Jo Worth Casino, which facility is owned by Diamond Jo Worth and is located at 777 Diamond Jo Lane in Northwood, Iowa.

“Discharge of the Revolving Credit Obligations” means the payment in full in cash of all non-contingent Obligations of the Revolving Credit Lenders (including all Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements) and the termination of the Revolving Credit Commitments, and the termination, return or Cash Collateralization in the Minimum Collateral Amount of all Letters of Credit.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), and (v) subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Escrow and Security Agreement” means the Escrow Agreement, dated as of August 16, 2012, by and among the Initial Borrower, the Trustee under the Senior Notes and U.S. Bank National Association, as escrow agent, as such agreement is amended, modified, supplemented or restated from time to time.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; provided, that when used in connection with the Term B Facility, the Eurodollar Rate for any Interest Period shall in no event be less than (i) 1.25% per annum or (ii) the Eurodollar Rate calculated as of such date of determination pursuant to clause (b) below plus 1.00%, and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Evangeline Downs Racetrack and Casino” means the Evangeline Downs Racetrack and Casino, which facility is owned by EVD and is located at 2235 Creswell Lane Extension in Opelousas, Louisiana.

“EVD” means The Old Evangeline Downs, L.L.C., a Louisiana limited liability company.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash” means, as of any date, the following: (a) if there shall be any Revolving Loans or Swing Line Loans outstanding on such date, $0; and (b) if there shall not be any Revolving Loans or Swing Line Loans outstanding on such date, an amount equal to (i) cash and cash equivalents of the Borrower and its Restricted Subsidiaries, minus (ii) the sum of (x) $20,000,000, plus (y) an amount equal to the amount of cash and Cash Equivalents then reserved by the Borrower for capital expenditures for the expansion of the Kansas Star Casino (for the avoidance of doubt, excluding cash actually expended); provided that Excess Cash shall not be greater than $50,000,000 or less than $0.

“Excess Cash Flow” means, for any fiscal year of the Borrower, (a) Consolidated Adjusted EBITDA for such fiscal year less (b) the sum (for such fiscal year) of (i) consolidated interest expense (as defined in GAAP) actually paid in cash by the Borrower and its Restricted Subsidiaries during such fiscal year, plus (ii) scheduled and mandatory principal repayments of Loans that are term loans made during such fiscal year pursuant to Section 2.07(c), plus (iii) the sum of all (x) income taxes actually paid in cash by the Borrower and its Restricted Subsidiaries during such fiscal year and (y) the Tax Amount for such fiscal year, plus (iv) capital expenditures actually made by the Borrower and its Restricted Subsidiaries in such fiscal year, other than capital expenditures for which a reserve has been established pursuant to the following clause, plus (v) with respect to the fiscal year ending December 31, 2013 (and to the extent not fully reserved in fiscal year 2013, then with respect to the fiscal year ending December 31, 2014), a reserve for capital expenditures for the Phase II Expansion of the Kansas Star Casino equal to $29,000,000 minus the aggregate amount of capital expenditures actually made by the Borrower and its Restricted Subsidiaries for the Phase II Expansion of the Kansas Star Casino in such fiscal year, plus (vi) management fees paid to Boyd in cash during such fiscal year pursuant to any Permitted Management Agreement, minus (vii) with respect to the fiscal year ending December 31, 2015, the positive amount, if any, equal to the reserve for capital expenditures as described in clause (v) minus the aggregate amount of capital expenditures made by the Borrower and its Restricted Subsidiaries from and after January 1, 2014 for the Phase II Expansion of the Kansas Star Casino.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a

Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Peninsula Notes” means, collectively, Peninsula’s existing 8.375% Senior Secured Notes due 2015 and Peninsula’s existing 10.750% Senior Unsecured Notes due 2017.

“Extraordinary Loss” means any loss, destruction or damage to Property of the Borrower or any of its Subsidiaries or condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of any such Property, or confiscation or requisition of use of any such Property.

“Facility” means the Term B Facility, the Revolving Credit Facility, any Junior Term Tranche and any Pari Passu Term Tranche, as the context may require.

“Fair Market Value” means with respect to any Property, the price which could be negotiated in an arm’s-length free market transaction, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided:

(a) if such Property has a Fair Market Value of $15,000,000 or less, by any Responsible Officer, or

(b) if such Property has a Fair Market Value in excess of $15,000,000, by a majority of the board of directors of the Borrower and evidenced by a resolution of such board of directors, dated within 30 days of the relevant transaction (or the date of the written agreement with respect to such transaction) delivered to the Administrative Agent.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated May 16, 2012, among Boyd, the Administrative Agent and the Lead Arrangers, as such agreement is amended, modified, supplemented or restated from time to time.

“FF&E” has the meaning specified in the definition of “Permitted FF&E Financing”.

“First Preferred Ship Mortgage” means that certain First Preferred Ship Mortgage on the Whole of the Belle of Orleans, Official Number 1033140 (relating to the Amelia Belle), together with any other First Preferred Ship Mortgage delivered by Peninsula or any Subsidiary pursuant to Section 7.13.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Revolving Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Revolving Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Date” means the first date all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 11.01.

“Funding Date Assumption” has the meaning specified in Section 4.02(a)(i).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming Board” means any governmental agency that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Borrower or any of its Subsidiaries within its jurisdiction.

“Gaming Equipment” means slot machines, table games and other gaming equipment permitted to be installed under applicable Gaming Laws governing the Gaming Facility in which such Gaming Equipment will be installed, and any related signage, accessories, surveillance and peripheral equipment.

“Gaming Facility” means any gaming or pari-mutuel wagering establishment and other Property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, spa, land, golf courses, hunting facilities, sporting clay courses and other recreation and entertainment facilities, internet gaming, vessel, barge, ship and equipment or 100% of the Equity Interests of a Person the primary business of which is ownership and operation of any of the foregoing.

“Gaming Laws” means all Laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Borrower or any of its Subsidiaries within its jurisdiction.

“Gaming License” means any license, permit, franchise or other authorization from any governmental authority required to own, lease, operate or otherwise conduct the gaming business of the Borrower or any of its Restricted Subsidiaries, including all licenses granted under Gaming Laws.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, keep well arrangements, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, each Person from time to time party to the Guaranty.

“Guaranty” has the meaning specified in Section 4.02(a)(iii).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hazardous Materials Indemnity” has the meaning specified in Section 4.02(a)(ix).

“Hedge Bank” means any Person that, at the time it enters into an interest rate Swap Contract permitted hereunder, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Holdco” has the meaning specified in the recitals hereto.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“ICC” has the meaning specified in the definition of “UCP”.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments and all Guarantees of any such Indebtedness,

(b) all direct or contingent obligations of such Person arising under standby Letters of Credit unpaid at draw, bankers’ acceptances, bank guaranties, surety bonds and similar instruments,

(c) net obligations of such Person under any Swap Contract in respect of interest rate hedging,

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business),

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, and

(f) capital leases.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Indebtedness shall not include any Defeased Indebtedness. For all purposes hereof, any Guarantees (a) by Diamond Jo under that certain Minimum Assessment Agreement, dated as of October 1, 2007, by and among the City of Dubuque, Iowa, Diamond Jo and the City Assessor of the City of Dubuque, Iowa, and (b) by Kansas Star under that certain Developer’s Agreement, dated as of March 7, 2011, by and between Kansas Star and the City of Mulvane, Kansas, in each case as amended from time to time, shall not be “Indebtedness” of Diamond Jo and of Kansas Star, respectively.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Borrower” has the meaning specified in the introductory paragraph hereto.

“Initial Guarantor” means Boyd Acquisition Finance Corp., a Delaware corporation.

“Initial Guaranty” has the meaning specified in Section 4.01(a)(vii).

“Initial Security Agreement” has the meaning specified in Section 4.01(a)(vi).

“Insolvency or Liquidation Proceeding” means:

(a) any case commenced by or against any Loan Party under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of any Loan Party, any receivership or assignment for the benefit of creditors relating to any Loan Party or any similar case or proceeding relative to any Loan Party and its creditors, as such, in each case whether or not voluntary,

(b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to any Loan Party, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, or

(c) any other proceeding of any type or nature in which substantially all claims of creditors of any Loan Party are determined and any payment or distribution is or may be made on account of such claims.

“Interest Coverage Ratio” means, for any period, the ratio of (a) twelve month trailing Consolidated Adjusted EBITDA to (b) the sum of (i) consolidated interest expense (as defined in GAAP) net of interest income plus (ii) interest costs associated with derivative instruments not otherwise included in interest expense, but excluding any non-cash change in value of derivative instruments and non-cash derivative instruments fair value adjustments, in each case, of the Borrower and its Restricted Subsidiaries for such period. Gains and losses arising out of the termination of derivative instruments shall not constitute interest expense or interest costs. Consolidated interest expense shall exclude the interest expense and any such interest costs of each Unrestricted Subsidiary and all Subsidiaries of Unrestricted Subsidiaries.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date (provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates), and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders required to fund such Loan; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day,

(ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 6.16.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Junior Term Tranche” means any incremental term loan facility obtained by the Borrower pursuant to Section 2.14 that is Subordinated Indebtedness so long as any Liens securing such facility are subordinated to the Liens securing the Obligations on the terms contemplated by Section 2.14 and otherwise satisfactory to the Administrative Agent.

“Kansas Star” means Kansas Star Casino, LLC, a Kansas limited liability company.

“Kansas Star Casino” means the Kansas Star Casino, Hotel and Event Center, which facility is owned by Kansas Star and is located at 777 Kansas Star Drive in Mulvane, Kansas.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, any other Lender approved by the Borrower and the Administrative Agent or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Arrangers” means, collectively, the Arranger, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and UBS Securities LLC.

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $20,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to any Gaming License issued by any Gaming Board covering any casino or Gaming Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Funding Date Assumption, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement, the Fee Letter, the Agency Fee Letter, the Initial Guaranty, the Guaranty, the Collateral Documents, and any joinder agreements entered into pursuant to Section 2.14.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Agreement” means, with respect to any Person, each contract to which such Person is a party pursuant to which such Person engages any other Person to manage any hotel, resort, casino property and/or Related Business owned by such Person.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Event of Default” means any Event of Default described in clauses (a), (b) (solely as a result of a breach of Section 8.11), (e), (f), (k) or (l) of Section 9.01.

“Maturity Date” means the earlier to occur of (a) the fifth anniversary of the Funding Date and (b) the date that is 90 days prior to the maturity date for the senior notes described in clause (a) of the definition of Permitted Unsecured Indebtedness to be issued on or prior to the Funding Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.09.

“Merger” has the meaning specified in the recitals hereto.

“Merger Agreement” has the meaning specified in the recitals hereto.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, and (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.15(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means, with respect to any Disposition or any Extraordinary Loss, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and excluding business interruption and delay in completion insurance proceeds) over (ii) the sum of (A) the amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), including Indebtedness repaid in order to obtain a necessary consent to such Disposition or Extraordinary Loss or required to be repaid by applicable law, (B) the reasonable out-of-pocket expenses incurred by the Borrower or any Subsidiary in connection with such transaction, (C) all federal, state, provincial, foreign and local taxes arising in connection with such Disposition or Extraordinary Loss that are paid or required to be accrued as a liability under GAAP by such Person or its Restricted Subsidiaries, and (D) all contractually required distributions and other payments made to minority interest holders (but excluding distributions and payments to Affiliates of such Person) in Restricted Subsidiaries of such Person as a result of such Disposition or Extraordinary Loss which would otherwise constitute Net Cash Proceeds.

“Non-Conforming Plan of Reorganization” means any Plan of Reorganization that purports to alter the provisions of this Agreement (including those of Article IX) or to otherwise grant any Secured Party any right or benefit, directly or indirectly, which right or benefit is inconsistent with or expressly prohibited by the provisions of this Agreement.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Recourse Indebtedness” means Indebtedness of a Person to the extent that under the terms thereof or pursuant to applicable law:

(a) no personal recourse shall be had against such Person for the payment of the principal of or interest or premium, if any, on such Indebtedness, and

(b) enforcement of obligations on such Indebtedness is limited only to recourse against interests in Property purchased with the proceeds of the incurrence of such Indebtedness and as to which neither such Person nor any of such Person’s Subsidiaries provides any credit support or is liable.

“Note” means a Revolving Credit Note, a Term B Note or a Swing Line Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OID” has the meaning specified in Section 2.14(d).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date, and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Pari Passu Term Tranche” means any incremental term loan facility obtained by the Borrower pursuant to Section 2.14 which shall rank equally with the Term B Facility in right of payment, including without limitation pursuant to Section 2.05 and Article IX.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Peninsula” has the meaning specified in the recitals hereto.

“Peninsula Group” has the meaning specified in the definition of “Tax Amount”.

“Pension Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA, including a Multiple Employer Plan), other than a Multiemployer Plan, that is sponsored or maintained by the Borrower or any ERISA Affiliate, or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a Multiple Employer Plan or other plan described in Section 4064(a) of ERISA, to which the Borrower or any ERISA Affiliate has made contributions at any time during the immediately preceding five plan years.

“Permitted FF&E Financing” means Indebtedness of Peninsula or any of the Restricted Subsidiaries that is incurred to finance the acquisition or lease after the Closing Date of newly acquired or leased furniture, fixtures or equipment (including, without limitation, slot machines) (“FF&E”) used directly in the operation of a Gaming Facility owned or leased by Peninsula or any of its Restricted Subsidiaries and secured by a Lien on such FF&E in an amount not to exceed 100% of the cost of the FF&E so purchased or leased.

“Permitted Liens” has the meaning specified in Section 8.01.

“Permitted Management Agreement” means a Management Agreement between Peninsula or any Restricted Subsidiary and Boyd or a Subsidiary of Boyd, so long as the obligations of Peninsula or such Restricted Subsidiary under such Management Agreement are subordinated, upon terms substantially in the form of Exhibit L, in right of payment to the payment in full in cash of all Obligations.

“Permitted Tender Offer” means a tender offer by the Borrower for the Existing Peninsula Notes.

“Permitted Unsecured Indebtedness” means:

(a) unsecured Indebtedness in the form of bridge loans, senior notes or other debt securities on substantially the terms and conditions set forth in the Commitment Letter dated May 16, 2012, as amended, among the Lead Arrangers, certain Affiliates of the Lead Arrangers and Boyd; and

(b) such other unsecured Indebtedness of the Borrower in the form of bridge loans, senior notes or other debt securities, provided that any such Indebtedness pursuant to this clause (b) (i) shall have a maturity date at least six months after the Maturity Date, (ii) shall have a weighted average life to maturity longer than the weighted average life to maturity of the Obligations and of any Permitted Unsecured Indebtedness being refinanced and (iii) shall have covenants no more restrictive than (x) those in this Agreement as in effect at the time of the issuance or incurrence thereof and (y) in the case of any Permitted Unsecured Indebtedness issued to refinance existing Permitted Unsecured Indebtedness, those in the documents governing the Indebtedness being refinanced;

provided, that (A) in the case of any such Indebtedness to be issued on or prior to the Funding Date, shall be in an aggregate principal amount not to exceed $350,000,000 and (B) in the case of any such Indebtedness to be issued on or after the Funding Date, shall not cause the aggregate principal amount of all Permitted Unsecured Indebtedness (after giving effect to the repayment or redemption of any Indebtedness being refinanced thereby) to exceed the sum of $350,000,000 plus the aggregate amount of any accrued and unpaid interest, make-whole and redemption premiums, and customary fees and expenses incurred in connection with the refinancing of any Permitted Unsecured Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PGP” has the meaning specified in the recitals hereto.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan) established by the Borrower or to which the Borrower is required to contribute on behalf of any of its employees or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, established by any ERISA Affiliate or to which any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan of Reorganization” has the meaning specified in Section 9.05(b)(iii).

“Platform” has the meaning specified in Section 7.02.

“Pledged Properties” means all real property interests underlying (i) the Diamond Jo Casino, (ii) the Evangeline Downs Racetrack and Casino, (iii) the Port Allen OTB, (iv) the Diamond Jo Worth Casino, (v) the Amelia Belle Casino, (vi) the Kansas Star Casino, (xii) any Ventures pledged pursuant to Section 7.13, and all property subject to the Liens of the First Preferred Ship Mortgage, together in each case with all fixtures, personal property and other improvements now existing or to be constructed on any of such properties (exclusive of any Gaming Licenses or equipment to the extent the pledge thereof is prohibited by local law or contract).

“Port Allen OTB” means the off-track betting parlor owned by EVD and located in Port Allen, Louisiana.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Public Lender” has the meaning specified in Section 7.02.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Reinvest” means the application of funds for any of the following purposes: (i) to reinvest in Property (other than cash, cash equivalents or securities) to be owned by the Borrower or a Restricted Subsidiary and used in a business permitted by Section 8.07, (ii) to pay the costs of improving, restoring, replacing or developing any Property owned by the Borrower or a Restricted Subsidiary which is used in a business permitted by Section 8.07 or (iii) to fund one or more investments in any other Person engaged primarily in a business permitted by Section 8.07 (including the acquisition from third parties of Equity Interests of such Person) as a result of which such other Person becomes a Restricted Subsidiary. For the avoidance of doubt, funds expended by the Borrower or any of its Subsidiaries for any of the foregoing purposes after the applicable Disposition or the Extraordinary Loss, regardless of the timing of receipt of any insurance proceeds or other payment that is included in the computation of Net Cash Proceeds, shall be included in the computation of funds that have been Reinvested.

“Related Business” means the business conducted (or proposed to be conducted) by Peninsula and its Subsidiaries in connection with any Gaming Facility and any and all reasonably related businesses necessary for, in support, furtherance or anticipation of and/or ancillary to or in preparation for, such business including, without limitation, the development, expansion or operation of any Gaming Facility (including any resort, resort/hotel, residential, internet gaming, horse racing track, or land-based, dockside, riverboat or other type of casino), owned, or to be owned, leased or managed by Peninsula or one of its Subsidiaries.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Period” means the preceding fiscal quarter, fiscal year to date, or the preceding fiscal year, as applicable.

“Removal Effective Date” has the meaning specified in Section 10.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Required Revolving Lenders” means, at any time, Lenders having unused Revolving Credit Commitments and Revolving Credit Exposure representing more than 50% of the aggregate unused Revolving Credit Commitments and Revolving Credit Exposure of all Lenders at such time. The Revolving Credit Commitments and Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Required Term B Lenders” means, at any time, Lenders holding more than 50% of the Term B Facility at such time. The portion of the Term B Facility held by any Defaulting Lender shall be disregarded in determining Required Term B Lenders at any time.

“Resignation Effective Date” has the meaning specified in Section 10.06(a).

“Responsible Officer” means the chief executive officer, president, chief operating officer, chief financial officer or treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Restricted Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or of any option, warrant or other right to acquire any such capital stock or other Equity Interest, or (c) any prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity thereof of Permitted Unsecured Indebtedness, excluding a refinancing of such Indebtedness permitted by this Agreement.

“Restricted Subsidiary” means each Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name in the column labeled “Revolving Credit Commitment” on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time, as such amount may be decreased pursuant to Section 2.06 or increased pursuant to Section 2.14.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if the Revolving Credit Commitments have been terminated, has any Revolving Credit Exposure at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(a).

“Revolving Note” means a promissory note made by the Borrower to a Revolving Credit Lender evidencing that Lender’s Revolving Credit Commitment, substantially in the form of Exhibit C-1, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed or extended.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate Swap Contract permitted hereunder that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” has the meaning specified in Section 4.02(a)(iv).

“Significant Subsidiary” means each Restricted Subsidiary (including such Restricted Subsidiary’s interest in its direct and indirect Restricted Subsidiaries) of the Borrower that

(a) accounted for at least 5% of Consolidated Gross Revenue of the Borrower and its Restricted Subsidiaries or 5% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries, in each case for the four fiscal quarters of the Borrower ending on the last day of the last fiscal quarter of the Borrower immediately preceding the date as of which any such determination is made, or

(b) has assets which represent at least 5% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries as of the last day of the last fiscal quarter of the Borrower immediately preceding the date as of which any such determination is made, or

(c) owns Pledged Property or any other Property that is required to be Pledged Property pursuant to Section 7.13,

all of which, with respect to clauses (a) and (b), shall be as reflected on the financial statements of the Borrower for the period, or as of the date, in question, adjusted for the pro forma effect of any Restricted Subsidiary acquired (or disposed of) by the Borrower during such period or concurrently with the date as of which such determination is made. Notwithstanding the foregoing, the term Significant Subsidiary shall exclude any Subsidiary that would not be a Significant Subsidiary other than as a result of its Equity Interests in one or more Persons that are not Subsidiaries or that are Unrestricted Subsidiaries.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Indebtedness” means all unsecured Indebtedness of the Borrower for money borrowed which is subordinated, upon terms reasonably satisfactory to the Administrative Agent, in right of payment to the payment in full in cash of all Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. For the avoidance of doubt, regardless of the fact that as of the Closing Date, Kansas Star owns a majority of the interests of KSC Lodging, L.C., so long as Kansas Star’s rights with respect to the election of the Manager of KSC Lodging, L.C. is a consent right, as opposed to a voting right, KSC Lodging, L.C. shall not constitute a “Subsidiary”.

“Supermajority Revolving Lenders” means, at any time, Lenders having unused Revolving Credit Commitments and Revolving Credit Exposure representing more than 85% of the aggregate unused Revolving Credit Commitments and Revolving Credit Exposure of all Lenders at such time. The Revolving Credit Commitments and Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Supermajority Revolving Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“SWIFT” has the meaning specified in Section 2.03(f).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means the promissory note made by the Borrower to the Swing Line Lender, substantially in the form of Exhibit C-3, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed or extended.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Amount” means, with respect to Peninsula relative to any tax period, (a) the U.S. federal, state and local income taxes that would have been payable for such tax period by Peninsula and its Restricted Subsidiaries (the “Peninsula Group”) if the Peninsula Group were a stand-alone income tax group for all tax periods ending after the date hereof (and the foregoing stand-alone group treatment shall apply to all transactions between members of the Peninsula Group (on the one hand) and Affiliates of Boyd that are not members of the Peninsula Group (on the other hand) other than any sales that result in “deferred intercompany gain” or “deferred intercompany loss” for purposes of Section 1502 of the Code, determined in accordance with relevant U.S. federal, state or local income tax statutes and regulations, minus (b) the amount of any such U.S. federal, state or local income taxes paid directly by members of the Peninsula Group for such tax period, plus (c) without duplication for any amounts determined under clauses (a) or (b), the amount of any incremental stand-alone U.S. federal, state or local income taxes that would have been assessed in respect of members of the Peninsula Group in connection with audit adjustments after the date hereof made as a result of federal, state or local income tax examinations (less any portion of such amounts paid directly by members of the Peninsula Group).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Cash Investments” means any of the following:

(a) Investments in U.S. Government Obligations maturing within 90 days of the date of acquisition thereof,

(b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000 and whose long-term debt is rated “A-3” or higher, “A-“ or higher or “A-“ or higher according to Moody’s, S&P or Fitch Credit Rating Co. (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), respectively,

(c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above,

(d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than Peninsula or an Affiliate of Peninsula) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s, “A-1” (or higher) according to S&P or “A-1” (or higher) according to Fitch Credit Rating Co. (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(e) Investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (a) through (d) above.

“Term B Commitment” means, as to each Term B Lender, its obligation to make Term B Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name in the column labeled “Term B Commitment” on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term B Enforcement Date” means the date which is 120 days after the occurrence of both (A) a Material Event of Default and (B) the Administrative Agent’s receipt of a written notice from a Term B Lender certifying that such an Event of Default has occurred and is continuing, provided that the Term B Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Administrative Agent has commenced and is diligently pursuing any enforcement action with respect to the Collateral or (2) at any time a Loan Party which has granted a security interest in such Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Term B Facility” means, at any time, (a) on or prior to the Funding Date, the aggregate amount of the Term B Commitments at such time, and (b) thereafter, the aggregate principal amount of the Term B Loans of all Term B Lenders outstanding at such time, in each case as such amount may be decreased pursuant to Section 2.06(b) or increased pursuant to Section 2.14.

“Term B Lender” means at any time, (a) on or prior to the Funding Date, any Lender that has a Term B Commitment at such time and (b) at any time after the Funding Date, any Lender that holds Term B Loans at such time.

“Term B Loan” has the meaning specified in Section 2.01(b).

“Term B Note” means a promissory note of the Borrower payable to the order of any Term B Lender, substantially in the form of Exhibit C-2, evidencing the indebtedness of the Borrower to such Lender resulting from the Term B Loan made by such Lender, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed or extended.

“Threshold Amount” means $25,000,000.

“Title Company” means Fidelity National Title Insurance Company or such other title insurance company as may be reasonably acceptable to the Administrative Agent.

“Title Policies” has the meaning specified in Section 4.02(a)(v)(B).

“Total Credit Exposure” means, as to any Lender at any time, the sum of the unused Commitments, Revolving Credit Exposure and the aggregate principal amount of outstanding Term B Loans of such Lender at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and all L/C Obligations.

“Tranche” means the Revolving Credit Loans or Revolving Credit Commitments, as applicable, on one hand, and the Term B Loans, on the other hand.

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, (b) the consummation of the Merger, (c) the refinancing of certain outstanding Indebtedness of Peninsula and its Subsidiaries and the termination of all commitments with respect thereto, and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary that, at or prior to the time of determination, shall have been so designated in a written notice from the Borrower to the Administrative Agent and any Subsidiary of an Unrestricted Subsidiary; provided, that (a) both before and after giving pro forma effect to any such designation (i) no Default or Event of Default would then exist and (ii) the Borrower would have been in pro forma compliance with Section 8.11 on the last day of the fiscal quarter most recently ended if such designation had been made on such date, (b) such Subsidiary (other than a bwin Subsidiary) is not a Significant Subsidiary, (c) such Subsidiary is not a guarantor in respect of any Permitted Unsecured Indebtedness or a borrower, issuer or guarantor in respect of any Indebtedness outstanding pursuant to Section 8.03(i), and (d) such Subsidiary or any of its subsidiaries does not hold any Indebtedness or Equity Interests of, or any Lien on any assets of, the Borrower or any Restricted Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the requirements set forth in clauses (c) or (d) of the proviso in the preceding sentence, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement. The Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that both before and after giving pro forma effect to any such designation, (i) no Default or Event of Default would then exist and (ii) the Borrower would have been in pro forma compliance with Section 8.11 on the last day of the fiscal quarter most recently ended if such designation had been made on such date.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(c).

“Venture” means any casino, hotel, casino/hotel, resort, resort/hotel, retail, residential, riverboat, riverboat/dockside casino, horse racing track, entertainment center or similar facility (or any site or proposed site for any of the foregoing), and any and all reasonably related businesses necessary for, in support, furtherance or anticipation of and/or ancillary to or in preparation for, any such business, including off-track betting facilities and golf courses.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document)

shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans.

(a) Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make revolving loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Revolving Outstandings shall not exceed the aggregate Revolving Credit Commitments, and (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) Term B Loans. Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single term loan (each such loan, a “Term B Loan”) to the Borrower on the Funding Date in an aggregate amount not to exceed the amount of such Term B Lender’s Term B Commitment. The Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Term B Commitments. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term B Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans under any Facility having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders in respect of such Facility of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m. three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or such other amount as corresponds to any Loan payment. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or such other amount as corresponds to any Loan payment. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) whether the Committed Loans to be borrowed, converted or continued are Revolving Credit Loans or Term B Loans and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 or 4.03, as applicable (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, (i) no Revolving Credit Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Revolving Lenders and (ii) no Term B Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Term B Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the applicable Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Funding Date until the

Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the aggregate Revolving Credit Commitments, (y) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Funding Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Funding Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $25,000;

(D) the Letter of Credit is to be denominated in a currency other than Dollars;

(E) any Revolving Credit Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Revolving Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 or 4.03, as applicable, is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Percentage of such Unreimbursed Amount. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans under the Revolving Credit Facility to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02 or 4.03, as applicable (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Percentage of the Unreimbursed

Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower that is a Revolving Credit Loan in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 or 4.03, as applicable, cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Revolving Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 or 4.03, as applicable (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Revolving Lenders or Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.

The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 2.16, with its Applicable Revolving Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to 50% of the Applicable Rate times the daily amount available to be drawn under such Letter of Credit, and (ii) for each standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March,

June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Agency Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit at the Borrower’s request for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Revolving Credit Lender acting as the Swing Line Lender, may exceed the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the aggregate Revolving Credit Commitments, and (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Revolving Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Committed

Loan in an amount equal to such Revolving Credit Lender’s Applicable Revolving Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02 or 4.03, as applicable. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 or 4.03, as applicable. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty

(except as set forth in the second proviso to this sentence or as otherwise agreed with any Lenders in respect of any increase in the Facilities pursuant to Section 2.14); provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; provided, further, that, in the event of a full or partial prepayment of Term B Loans during the first year after the Funding Date through the issuance of any Indebtedness having a lower interest rate than the interest rate payable in respect of the Term B Loans, such prepayment shall include a premium in an amount equal to 1.00% of the principal amount so prepaid. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Committed Loans to be prepaid, whether the Committed Loans to be repaid are Revolving Credit Loans or Term B Loans and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Committed Loans of the Lenders in respect of the applicable Facility in accordance with their respective Applicable Percentages.

(b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Revolving Outstandings at any time exceed the aggregate Revolving Credit Commitments then in effect, the Borrower shall immediately prepay Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans, the Total Revolving Outstandings exceed the aggregate Revolving Credit Commitments then in effect.

(d) Within five Business Days after the receipt by the Borrower or any of its Restricted Subsidiaries of Net Cash Proceeds of any Disposition (other than Dispositions expressly permitted under Section 8.05(a)-(d) or (j)) or from any Extraordinary Loss from and after the Funding Date, the Borrower shall repay Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds (such prepayments to be applied as set forth in clause (g)

below); provided, that if the Borrower shall certify at the time of such receipt that it or any of its Restricted Subsidiaries intends to Reinvest such Net Cash Proceeds, the Borrower or such Restricted Subsidiary may use such Net Cash Proceeds for such purposes; provided further, that to the extent the Borrower or such Restricted Subsidiary shall not have Reinvested 100% of such Net Cash Proceeds by not later than 270 days after the receipt thereof, the Borrower shall use any such remaining Net Cash Proceeds to repay Loans on such date; and provided, further, that the Borrower shall not be required to repay Loans pursuant to this clause (d) unless and until the aggregate amount of Net Cash Proceeds the Borrower is required to use to prepay Loans pursuant to this clause (d) is equal to or greater than $25,000,000 (and at such time, the Borrower shall prepay the Loans using all such Net Cash Proceeds).

(e) Within five Business Days after financial statements have been delivered pursuant to Section 7.01(a) and the related Compliance Certificate has been delivered pursuant to Section 7.02(b), beginning with the fiscal year ending December 31, 2013, the Borrower shall prepay an aggregate principal amount of Loans equal to (i) 50% of Excess Cash Flow for the fiscal year covered by such financial statements (such prepayments to be applied as set forth in clause (g) below) minus (ii) the aggregate amount of voluntary prepayments of Term B Loans made during such fiscal year pursuant to Section 2.05(a).

(f) On the date of any reduction of the Commitments pursuant to Section 2.06(b), (i) if the Total Revolving Outstandings exceed the aggregate Revolving Credit Commitments after giving effect to such reduction, the Borrower shall immediately prepay Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess, and (ii) if the aggregate outstanding principal amount of the Term B Loans exceeds the Term B Facility after giving effect to such reduction, the Borrower shall immediately prepay Term B Loans in an amount equal to such excess.

(g) All prepayments of Loans made pursuant to clauses (d) or (e) of this Section 2.05 shall be applied first, ratably to the Term B Loans and to any incremental term loan tranche (other than any Junior Term Tranche), second, once the Term B Loans and any incremental term loan tranche (other than any Junior Term Tranche) have been repaid in full, ratably to repay the Revolving Credit Loans and reduce the Revolving Credit Facility and third, once the Term B Loans, any incremental term loan tranche (other than any Junior Term Tranche) and the Revolving Credit Loans have been repaid in full and the Revolving Credit Commitments have been terminated, ratably to any Junior Term Tranches.

(h) All prepayments of Term B Loans shall be applied to the scheduled installments of Term B Loans ratably in accordance with the maturity thereof.

2.06 Termination or Reduction of Commitments.

(a) The Borrower may, upon notice to the Administrative Agent, terminate the aggregate Revolving Credit Commitments, or from time to time permanently reduce the aggregate Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of such termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the aggregate Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the aggregate Revolving Credit Commitments, and (iv) if, after giving effect to any reduction of the aggregate Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the aggregate Revolving Credit Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the aggregate Revolving Credit Commitments. All fees accrued until the effective date of any termination of the aggregate Revolving Credit Commitments shall be paid on the effective date of such termination.

(b) In the event that the aggregate purchase price in connection with the Merger is reduced (except as contemplated by the Merger Agreement as in effect on May 16, 2012), the Term B Commitments shall be reduced on the date of such adjustment but in no event later than the Funding Date by an amount equal to the amount of such purchase price reduction, such reduction to be applied ratably to the Term B Lenders’ Term B Commitments.

2.07 Repayment of Loans.

(a) The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of Revolving Credit Loans outstanding on such date.

(b) The Borrower shall repay to the Swing Line Lender each Swing Line Loan on the earlier to occur of (i) the request of the Swing Line Lender pursuant to Section 2.04(c) and (ii) the Maturity Date.

(c) Commencing March 31, 2013, the Borrower shall repay to the Term B Lenders the aggregate principal amount of all Term B Loans outstanding on the last day of each March, June, September and December in an amount equal to 0.25% of the initial aggregate principal amount of the Term B Loans, with the final principal repayment installment of the Term B Loans payable on the Maturity Date, which final payment shall be in an amount equal to the aggregate principal amount of all Term B Loans outstanding on such date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Committed Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Overnight Eurodollar Rate (as defined in the Swing Line Note) plus the Applicable Rate for Eurodollar Rate Loans under the Revolving Credit Facility or any other rate as the Borrower and the Swing Line Lender may agree.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Revolving Lenders or the Required Term B Lenders, as appropriate, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Revolving Lenders or the Required Term B Lenders, as appropriate, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations owing to such Lenders hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fee. During the Availability Period, the Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Percentage, a commitment fee equal to 0.50% times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the aggregate Revolving Credit Commitments for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Funding Date, and on the last day of the Availability Period.

(b) Other Fees. (i) The Borrower shall pay to the Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter and in the Agency Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other applicable Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time request an increase in the Facilities (which increase may take the form of new term loan tranches or increases to the Term B Facility or the Revolving Credit Facility) by an amount (for all such requests) not exceeding $65,000,000; provided that (i) any such request for an increase to the Revolving Credit Facility shall be in a minimum amount of $5,000,000, (ii) any such request for an increase which take the form of new term loan tranches or an increase to the Term B Facility shall be in a minimum amount of $25,000,000, (iii) the aggregate amount of such increases which increase the amount of the Revolving Credit Facility shall not exceed $15,000,000 and (iv) the aggregate amount of such increases which take the form of new term loan tranches or increases to the Term B Facility shall not exceed $50,000,000.

(b) Notification by Administrative Agent; Additional Lenders. Any increases in the Facilities may, at the option of the Borrower, be provided by existing Lenders or, subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall have the right to approve all Lenders in connection with any increases in the Revolving Credit Facility, which approval shall not be unreasonably withheld, delayed or conditioned. For the avoidance of doubt, no existing Lender shall have any obligation to provide any portion of any increase in the Facilities.

(c) Effective Date and Allocations. If the Facilities are increased in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(d) Conditions to Effectiveness of Increase. As conditions precedent to such increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, (y) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and in Article VI and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01, and (B) no Default exists, (ii) after giving effect to the proposed increase on the Increase Effective Date, the Consolidated Leverage Ratio would not exceed (x) the ratio required under Section 8.11(a) for the fiscal quarter for which financial statements shall have been delivered pursuant to Section 7.01 minus (y) 0.25, and (iii) to the extent that the increase of the Facilities shall take the form of an incremental term loan tranche, (A) this Agreement shall be amended, in form and substance satisfactory to the Administrative Agent, to reflect the addition of such term loan tranche, including to effect the provisions contemplated by clauses (D) and (F) below, (B) the maturity date applicable to such term loan tranche shall be on or after the Maturity Date, (C) the weighted average life to maturity of such term loan tranche shall be no shorter than the weighted average life to maturity of the Term B Facility, (D) in the event that the interest margins for such term loan tranche (except in the case of any Junior Term Tranche) are greater than the Applicable Rate for the Term B Facility by more than 0.25%, the Applicable Rate for the Term B Facility shall be increased to the extent necessary so that the interest margins for such term loan tranche (and any other term loan tranche) are not more than 0.25% higher than the Applicable Rate for the Term B Facility (and the Applicable Rate for the Revolving Credit Facility shall be increased by the same amount (in basis points) as such increase in the Applicable Rate for the Term B Facility), (E) in the case of any Junior Term Tranche, (1) the lenders in respect of such tranche shall have entered into an intercreditor agreement with the Administrative Agent pursuant to which the Junior Term Tranche shall have agreed to subordinate (x) the obligations of the Loan Parties in respect of such Junior Term Tranche in right of payment to the payment in full in cash of all Obligations and (y) the Liens securing the Junior Term Tranche to the Liens securing the Obligations, in each case on terms satisfactory to the Administrative Agent and (2) the Loan Parties shall have delivered a new set of collateral documents to the Collateral Agent for the benefit of the lenders under such Junior Term Tranche in form and substance similar to the Collateral Documents in respect of the Obligations and otherwise satisfactory to the Collateral Agent, (F) in the case of any Pari Passu Term Tranche, such tranche shall rank equally in right of payment with the Term B Facility, including without limitation pursuant to Section 2.05 and Article IX and (G) any other terms and provisions applicable to such incremental term loan tranche shall be reasonably satisfactory to the Administrative Agent. For purposes of determining interest margins applicable to the Term B Facility and any incremental term loan tranche for purposes of clause (D) above, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower for the account of the Lenders under the Term B Facility or the lender under such incremental term loan tranche in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to the Lead Arrangers (or their affiliates) in connection with the Term B Facility or to one or more arrangers (or their affiliates) of such incremental term loan tranche shall be excluded, and (z) if the LIBOR or Base Rate floor for such incremental term loan tranche is greater than the LIBOR Floor or Base Rate Floor, respectively, for the existing Term B Facility, the amount by which the interest margins for such term loan tranche are greater than the Applicable Rate for the Term B Facility shall be deemed to be increased by the amount by which such LIBOR or Base Rate floor for such incremental term loan tranche exceeds the LIBOR Floor or Base Rate Floor, respectively, for the Term B Facility. The Borrower shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section 2.14.

(e) Conflicting Provisions. This Section 2.14 shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.15 Cash Collateral.

(a) Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 9.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any written request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by a Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.05, 2.16 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders”, “Required Revolving Lenders”, “Required Term Lenders” and Section 11.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 or 4.03, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders under the applicable Facility on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) or (b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Revolving Credit Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Revolving Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Percentage (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 or 4.03, as applicable, are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

a. in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

b. executed originals of IRS Form W-8ECI;

c. in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

d. to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, and such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), then the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Facilities, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01 Conditions of Closing and Effectiveness. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders (unless otherwise specified):

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Initial Borrower;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Initial Borrower and the Initial Guarantor as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Person is a party;

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each of the Initial Borrower and the Initial Guarantor is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in the jurisdiction of its organization;

(iv) evidence that Boyd Acquisition I shall have received a capital contribution from Boyd in an amount of not less than $200,000,000;

(v) any such information contemplated by Section 11.18 to the extent any Lender has requested such information from the Initial Borrower at least ten Business Days prior to the Closing Date;

(vi) a security agreement (the “Initial Security Agreement”), duly executed by the Initial Borrower and the Initial Guarantor in favor of the Collateral Agent in substantially the form of Exhibit J-1, covering all of the Initial Borrower’s personal property of every kind and description, but (x) only to the extent permitted by applicable Law and contract, and (y) excluding Gaming Licenses, motor vehicles and aircraft, together with:

(A) acknowledgment copies of properly filed Uniform Commercial Code financing statements (Form UCC-1), dated prior to the Closing Date, or such other evidence of filing as may be acceptable to the Collateral Agent, naming the Initial Borrower and the Initial Guarantor as the debtor, and the Collateral Agent on behalf of the Secured Parties, as the secured party, or other similar instruments or documents, filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interest of the Collateral Agent pursuant to the Initial Security Agreement;

(B) Uniform Commercial Code termination statements necessary to release all Liens and other rights of any Person securing any existing Liens (other than Permitted Liens) on assets of the Initial Borrower and the Initial Guarantor; and

(C) certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-3), or a similar search report certified by a party acceptable to the Collateral Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements which name the Initial Borrower or the Initial Guarantor (under their present names and any previous names) as the debtor and which are filed in the jurisdictions in which filings were made pursuant to clause (vi)(A) above, together with copies of such financing statements (none of which shall cover any Collateral described in the Initial Security Agreement except as permitted by Section 8.01);

(vii) a guaranty agreement (the “Initial Guaranty”) in substantially the form of Exhibit F-1, duly executed by the Initial Guarantor;

(viii) a favorable opinion of Morrison & Foerster LLP, counsel to the Initial Borrower and the Initial Guarantor, addressed to the Administrative Agent, the Collateral Agent and each Lender, as to the matters set forth in Exhibit G-1 and otherwise reasonably satisfactory to the Administrative Agent and its counsel; and

(ix) a certificate of a Responsible Officer of the Initial Borrower stating (A) (x) that it has received all consents, licenses and approvals required in connection with the execution, delivery and performance by the Initial Borrower and the Initial Guarantor and the validity against each of the Initial Borrower and the Initial Guarantor of the Loan Documents to which it is a party, and (y) that such consents, licenses and approvals are in full force and effect, or (B) that no such consents, licenses or approvals are required.

4.02 Conditions to Funding Date and Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following (or confirmation satisfactory to it that it shall receive the following substantially contemporaneously), each of which shall be originals or facsimilies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Funding Date (or, in the case of certificates of governmental officials, a recent date before the Funding Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders (unless otherwise specified):

(i) executed counterparts of an assumption agreement (the “Funding Date Assumption”) in substantially the form of Exhibit I;

(ii) a Note executed by Peninsula in favor of each Lender requesting a Note;

(iii) a guaranty agreement (the “Guaranty”) in substantially the form of Exhibit F-2, duly executed by each Restricted Subsidiary of Peninsula;

(iv) a pledge and security agreement (the “Security Agreement”), duly executed by Peninsula and each of its Restricted Subsidiaries in favor of the Collateral Agent in substantially the form of Exhibit J-2, covering all of each such Person’s equipment, gaming devices and associated equipment, fixtures, furnishings, inventory, accounts, intangibles, investment property (including, without limitation, Peninsula’s Equity Interests in Diamond Jo, LLC, Diamond Jo Worth, LLC, The Old Evangeline Downs, L.L.C., Belle of Orleans, L.L.C., Kansas Star Casino, LLC and Peninsula Gaming Corp.) and other personal property of every kind and description, including, to the extent permitted by the terms of the financing or leasing agreements applicable thereto, all furniture, fixtures and equipment that are financed or leased, and all other personal property but in each case (x) only to the extent permitted by applicable Law and contract, and (y) excluding Gaming Licenses, motor vehicles and aircraft, together with:

(A) the concurrent filing of Uniform Commercial Code financing statements (Form UCC-1) naming each of the Loan Parties (other than the Initial Borrower), as appropriate, as the debtor, and the Collateral Agent on behalf of the Secured Parties, as the secured party, or other similar instruments or documents, under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interest of the Collateral Agent pursuant to the Security Agreement;

(B) Uniform Commercial Code termination statements necessary to release all Liens and other rights of any Person securing any existing Liens (other than Permitted Liens);

(C) certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-3), or a similar search report certified by a party acceptable to the Collateral Agent, dated a date reasonably near to the Funding Date, listing all effective financing statements which name any of the Loan Parties other than the Initial Borrower (under their present names and any names of such entity within the five year period ending on the Funding Date) as the debtor and which are filed in the jurisdictions in which filings were made pursuant to clause (iv)(A) above, together with copies of such financing statements (none of which shall cover any Collateral described in the Security Agreement except as permitted by Section 8.01);

(D) certificates representing the pledged securities referred to therein accompanied by undated stock powers executed in blank; and

(E) all instruments and documents required to be delivered to the Collateral Agent pursuant to the Security Agreement;

(v) executed counterparts of a Deed of Trust dated on or before the Funding Date with respect to each Pledged Property, each in a form reasonably satisfactory to the Collateral Agent and duly executed by the owner of such Pledged Property, together with:

(A) evidence of the completion (or reasonably satisfactory arrangements for the completion) of all recordings and filings of each of the Deeds of Trust as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable effectively to record the Deeds of Trust as valid, perfected Liens against the Pledged Properties, which Liens are subject to no outstanding monetary Liens recorded against such Guarantor’s interest in the Pledged Properties;

(B) title policies (collectively, the “Title Policies”) in favor of the Collateral Agent on behalf of the Secured Parties providing title insurance in an aggregate amount of not less than the aggregate amount of the Term B Commitments and the Revolving Credit Commitments and otherwise in form and substance, including endorsements, reasonably satisfactory to the Collateral Agent and issued by the Title Company, with respect to the Deeds of Trust;

(C) an ALTA survey of each of the Pledged Properties prepared (and so certified) in compliance with the provisions of the applicable state survey standards by a registered land surveyor of the state in which each such Pledged Property is located, and certified to the Collateral Agent and the Title Company and otherwise in form and substance reasonably satisfactory to the Collateral Agent;

(D) reliance letters with respect to the so-called “phase one” environmental audits covering the Pledged Properties previously obtained by the Initial Borrower, in each case from the environmental consulting firm that performed such audit to the extent reasonably available as determined by the Collateral Agent and in form and substance reasonably satisfactory to the Collateral Agent; and

(E) unless the Collateral Agent shall otherwise agree, a ground lessor consent agreement and estoppel from the ground lessor with respect to the ground lease for the Amelia Belle Casino, each dated on or no more than 30 days before the Funding Date and otherwise in form reasonably acceptable to Collateral Agent;

(vi) an appraisal of each of the Pledged Properties complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989;

(vii) an executed counterpart of the First Preferred Ship Mortgage duly executed by Amelia Belle, together with:

(A) evidence of the completion (or reasonably satisfactory arrangements for the completion) of all recordings and filings of the First Preferred Ship Mortgage as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable effectively to record the First Preferred Ship Mortgage as a valid, perfected Lien against the vessel described therein, which Lien is subject to no outstanding monetary Liens recorded against such vessel;

(B) an Abstract of Title issued by the National Vessel Documentation Center showing Amelia Belle to be the sole owner of the applicable vessel no earlier than 60 days prior to the Funding Date, and that such vessel is free and clear of all liens of record other than liens to be released substantially concurrently with the Funding Date;

(C) if the United States Coast Guard requires that such vessel be inspected, a copy of the current certificate of inspection for such vessel, reflecting no outstanding conditions affecting the operation of such vessel; and

(D) a vessel opinion with respect to the First Preferred Ship Mortgage in a form reasonably satisfactory to the Collateral Agent;

(viii) evidence of the following insurance coverages with respect to the Pledged Properties:

(A) comprehensive general public liability insurance in an amount reasonably satisfactory to the Collateral Agent and Peninsula covering Peninsula and the Guarantors;

(B) worker’s compensation insurance (or self insurance therefor) and employer’s liability insurance for Peninsula and the Guarantors, all in such amounts as may be required by statute;

(C) flood insurance with respect to any Pledged Property that is located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area; and

(D) business interruption insurance in amounts sufficient to pay operating expenses, lost rental income and debt service for a period of up to six months on each Pledged Property;

(ix) a hazardous materials indemnity (the “Hazardous Materials Indemnity”) in substantially the form of Exhibit K, dated as of the Funding Date, duly executed by Peninsula and each Guarantor that owns real property that is Pledged Property;

(x) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party (other than the Initial Borrower) as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party (other than the Initial Borrower) is a party;

(xi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where such Person is required to qualify to do business;

(xii) favorable opinion of each of Morrison & Foerster LLP, Hopkins & Huebner, P.C., Frieden, Unrein & Forbes LLP, and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to Peninsula and each other Loan Party, addressed to the Administrative Agent, the Collateral Agent and each Lender, as to the matters set forth in Exhibit G-2 and otherwise reasonably satisfactory to the Administrative Agent and its counsel;

(xiii) a certificate of a Responsible Officer of Peninsula stating (A) (x) that each Loan Party (other than the Initial Borrower) has received all consents, licenses and approvals required in connection with the consummation by such Loan Party of the Transaction and the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party, including without limitation, all necessary consents from the

Louisiana Gaming Control Board, the Louisiana State Racing Commission, the Iowa Racing and Gaming Commission, and the Kansas Racing and Gaming Commission to the Merger and the execution and delivery of the Guaranty and the Security Agreement by The Old Evangeline Downs, L.L.C. and Belle of Orleans, L.L.C. (in the case of Louisiana), Diamond Jo, LLC and Diamond Jo Worth, LLC (in the case of Iowa) and Kansas Star Casino, LLC (in the case of Kansas), and (y) that such consents, licenses and approvals are in full force and effect, or (B) that no such consents, licenses or approvals are required;

(xiv) a certificate signed by a Responsible Officer of Peninsula certifying (A) that there has been no event or circumstance since May 16, 2012 that has had a Company Material Adverse Effect (as defined in the Merger Agreement), and (B) that after giving effect to the Transaction, the Loan Parties, on a consolidated basis, will be Solvent;

(xv) certified copies of a certificate of merger or other confirmation satisfactory to the Administrative Agent and its counsel of the consummation of the Merger from the Secretary of State of the State of Delaware;

(xvi) evidence that the Initial Borrower shall have issued Permitted Unsecured Debt in an aggregate amount of not less than $350,000,000 and shall have received the net cash proceeds therefrom;

(xvii) evidence that all Indebtedness of Peninsula and its Restricted Subsidiaries not permitted pursuant to Section 8.03 has been, or concurrently with the Funding Date is being, repaid in full or satisfied and discharged (with all related commitments terminated) and all Liens not permitted pursuant to Section 8.01 have been, or concurrently with the Funding Date are being, released;

(xviii) forecasts prepared by management of Peninsula of balance sheets, income statements and cash flow statements for each fiscal quarter for fiscal years 2013 and 2014, and for each fiscal year commencing with fiscal year 2015 and including the fiscal year in which the Maturity Date occurs; and

(xix) a certified copy of the Merger Agreement, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request.

(b) Any fees required to be paid on or before the Funding Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least three Business Days prior to the Funding Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) to the extent included in such invoice.

(d) The Funding Date shall have occurred on or before December 31, 2012.

(e) The Merger Agreement shall be in full force and effect, and the aggregate purchase price in connection with the Merger shall not have been reduced (except as contemplated by the Merger Agreement as in effect on May 16, 2012) by 10% or more.

(f) The Merger shall have been consummated in accordance with the terms of the Merger Agreement, without any waiver or amendment that would be materially adverse to the Lenders (except as contemplated by Section 2.06(b)) unless the Lead Arrangers shall have consented to such waiver or amendment, and in compliance with all applicable requirements of Law.

(g) (i) To the extent that the Initial Borrower has the right to decline to consummate the Merger pursuant to the Merger Agreement as a result of a breach of such representations and warranties in the Merger Agreement, the representations and warranties of Peninsula contained in the Merger Agreement with respect to itself and its Subsidiaries as are material to the interests of the Lenders shall be true and correct as of the Funding Date, and (ii) the representations and warranties of Peninsula contained in Sections 6.01(a) and (b) (i), 6.02(a), 6.04, 6.14, 6.17 and 6.18 shall be true and correct as of the Funding Date.

(h) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof; provided, any Default resulting from (i) the failure to perfect any Lien on any Collateral on the Funding Date, solely to the extent perfection is not required by this Agreement or the applicable Collateral Document or (ii) any breach of any representation or warranty made by any Loan Party pursuant to any Loan Document other than a breach of any representation or warranty referred to in clause (g) above shall in each case not constitute a Default solely for purposes of this Section 4.02(h).

(i) The Administrative Agent shall have received updated Schedules 8.01, 8.02 and 8.03 of this Agreement (if any) as of the Funding Date to replace the corresponding Schedules attached hereto as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, provided that the Lenders agree that such updated schedules shall be deemed to be satisfactory if (1) the aggregate amount of Indebtedness identified on Schedule 8.03, the aggregate amount of Indebtedness secured by Liens identified on Schedule 8.01, and the aggregate amount of Investments identified on Schedule 8.02 does not in each case exceed the amount of such Indebtedness or Investments of Peninsula and its Subsidiaries as disclosed in the Schedules attached hereto, or (2) are otherwise satisfactory to the Required Lenders (and any references to any such Schedules in this Agreement shall thereafter refer to such Schedules as the same may have been updated pursuant to this Section 4.02(i)).

(j) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrower in connection with a Credit Extension to be made on the Funding Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(g) and (h) have been satisfied on and as of the date of the applicable Credit Extension.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has funded a Credit Extension shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Funding Date specifying its objection thereto.

4.03 Conditions to all Credit Extensions After Funding Date. The obligation of each Revolving Credit Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) after the Funding Date is subject to the following conditions precedent:

(a) The representations and warranties of Peninsula contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date; provided that, for purposes of this Section 4.03, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans)

submitted by the Borrower in connection with a Credit Extension to be made on or after the Funding Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE INITIAL BORROWER

As of the Closing Date, the Initial Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. The Initial Borrower (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by the Initial Borrower of each Loan Document to which the Initial Borrower is party and the Merger Agreement have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of the Initial Borrower’s Organization Documents; (b) except where such conflict, breach or contravention or creation of a Lien may not reasonably be expected to have a Material Adverse Effect, conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which the Initial Borrower is a party, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Initial Borrower or its property is subject; or (c) except where such breach or contravention may not reasonably be expected to have a Material Adverse Effect, violate any Law.

5.03 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Initial Borrower to the extent that it is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Initial Borrower, enforceable against the Initial Borrower to the extent that the Initial Borrower is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and general principles of equity.

5.04 Governmental Authorization; Other Consents. Except for such authorizations, approvals or notices obtained or delivered as of the Closing Date, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.05 Margin Regulations; Investment Company Act.

(a) The Initial Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulations U and X issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Initial Borrower, any Person Controlling the Initial Borrower, or any Subsidiary of the Initial Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.06 Collateral Documents. The provisions of the Initial Security Agreement are effective to create, in favor of the Administrative Agent (for the benefit of the Lenders), valid and perfected first priority Liens on all personal property described in the Initial Security Agreement, to the extent that such Liens can be perfected by filing of Uniform Commercial Code financing statements, subject only to the Permitted Liens. All governmental approvals necessary or desirable to perfect and protect, and establish and maintain the priority of, such Liens have been duly effected or taken, including any such approvals reasonably requested by the Administrative Agent.

5.07 Solvency. The Initial Borrower is Solvent.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF PENINSULA

Upon becoming a party to this Agreement, Peninsula represents and warrants to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) except where such conflict, breach or contravention or creation of a Lien may not reasonably be expected to have a Material Adverse Effect, conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) except where such breach or contravention may not reasonably be expected to have a Material Adverse Effect, violate any Law.

6.03 Governmental Authorization; Other Consents. Except for (a) such authorizations, approvals or notices obtained or delivered as of the Funding Date, (b) authorizations, approvals or notices to or from Gaming Boards which may subsequently be required in connection with the addition of any Guarantor, the pledge of any additional Collateral pursuant to Section 7.13 or the enforcement of remedies, (c) the requirement to provide routine post-closing notices and/or copies of Loan Documents to a Gaming Board, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

6.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and general principles of equity.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Peninsula and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Peninsula and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP.

(b) The unaudited consolidated balance sheet of Peninsula and its Subsidiaries dated the last day of the most recent fiscal quarter of Peninsula ended at least 45 days prior to the Funding Date, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Peninsula and its

Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since December 31, 2011 (the date of the Audited Financial Statements), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation. Except as specifically disclosed in Schedule 6.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Peninsula, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Peninsula or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

6.07 No Default. Neither Peninsula nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08 Ownership of Property; Liens. Each of Peninsula and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of Peninsula and its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 8.01.

6.09 Environmental Compliance. Neither Peninsula nor any Restricted Subsidiary is aware of (a) any violation of Environmental Laws by its businesses, operations or properties or (b) any pending or threatened claims alleging potential liability or responsibility for violation of any Environmental Law by its businesses, operations and properties, that, in each case, could reasonably be expected to result in a Material Adverse Effect.

6.10 Insurance. The properties of Peninsula and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Peninsula, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Peninsula or the applicable Restricted Subsidiary operates.

6.11 Taxes. Peninsula and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except immaterial taxes and tax returns so long as no material portion of the Collateral is in jeopardy of being seized, levied upon or forfeited. There is no proposed tax assessment against Peninsula or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12 ERISA Compliance.

(a) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Peninsula, nothing has occurred which would prevent, or cause the loss of, such qualification. Peninsula and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b) There are no pending or, to the best knowledge of Peninsula, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Peninsula nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Peninsula nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Peninsula nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

6.13 Subsidiaries. As of the Closing Date, Peninsula had no Subsidiaries other than those specifically disclosed on Schedule 6.13 and had no equity investments in excess of $500,000 in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 6.13. All Guarantors as of the Funding Date are identified in Part (a) of Schedule 6.13. As of the Funding Date, there are no Unrestricted Subsidiaries.

6.14 Margin Regulations; Investment Company Act.

(a) Peninsula is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulations U and X issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of Peninsula, any Person Controlling Peninsula, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15 Disclosure. Peninsula has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Peninsula represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16 Intellectual Property; Licenses, Etc. Peninsula and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except as would not be reasonably expected to have a Material Adverse Effect. To the best knowledge of Peninsula, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Peninsula or any Restricted Subsidiary infringes upon any rights held by any other Person, except as would not be reasonably expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 6.16, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Peninsula, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.17 Collateral Documents. The provisions of the Collateral Documents are effective to create, in favor of the Collateral Agent (for the benefit of the Lenders), valid and Liens on the Pledged Properties and all personal property described in the Security Agreement and the Deeds of Trust. From and after the filing of Uniform Commercial Code financing statements and the recordation of the Deeds of Trust substantially contemporaneously with the Funding Date, such Liens are perfected first priority Liens, to the extent that such Liens can be perfected by filing of Uniform Commercial Code financing statements or the recordation of the Deeds of Trust, subject only to the Permitted Liens. All governmental approvals necessary or desirable to perfect and protect, and establish and maintain the priority of, such Liens have been duly effected or taken, including any such approvals reasonably requested by the Administrative Agent.

6.18 Solvency. The Loan Parties, on a consolidated basis, are, and after giving effect to the Transactions will be, Solvent.

6.19 Funding Date Merger Representations. As of the Funding Date:

(a) Each Loan Party that is party to the Merger Agreement has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Merger Agreement and to consummate the Merger.

(b) The execution, delivery and performance of the Merger Agreement by each Loan Party that is party to the Merger Agreement has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) except where such conflict, breach or contravention or creation of a Lien may not reasonably be expected to have a Material Adverse Effect, conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) except where such breach or contravention may not reasonably be expected to have a Material Adverse Effect, violate any Law.

(c) No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the consummation of the Merger, except for such approvals, consents, exemptions, authorizations, actions, notices or filings that have been given or made. Without limitation of the foregoing, all applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them. The Merger has been consummated in accordance with the Merger Agreement and applicable law.

(d) There is no action, suit, proceeding, claim or dispute pending or, to the knowledge of Peninsula, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Peninsula or any of its Subsidiaries or against any of their properties or revenues that purports to affect or pertain to the Merger Agreement or to the Transaction.

(e) The Merger will not be a taxable event for U.S. federal income tax purposes to the Initial Borrower, Peninsula or any of their respective Subsidiaries.

ARTICLE VII.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (excluding any Letters of Credit which have been Cash Collateralized):

7.01 Financial Statements. From and after the Funding Date, the Borrower shall deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 75 days after the end of each fiscal year of Peninsula, a consolidated balance sheet of Peninsula and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a nonmaterial qualification as to the scope of such audit in respect of a variable interest entity); and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 7.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

7.02 Certificates; Other Information. The Borrower shall deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under Article VIII hereof or, if any such Default shall exist, stating the nature and status of such event;

(b) within five (5) Business Days after the delivery of the financial statements referred to in Sections 7.01(a) and (b) and in any event within the time period specified therein (commencing with the delivery of the financial statements for the fiscal quarter ending March 31, 2013), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c) promptly after any request by the Administrative Agent or any request by a Lender made through the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Restricted Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which Peninsula may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender acting through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s or Boyd’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon request of the Administrative Agent or any Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents and the Administrative Agent shall post such documents and notify (which may be by facsimile or electronic mail) each Lender of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion or the Platform not designated “Public Investor.”

7.03 Notices. The Borrower shall promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, which may include: (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Restricted Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any of its Restricted Subsidiaries; and

(e) of the occurrence of any Disposition of property or assets or any Extraordinary Loss for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(d).

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Preservation of Existence, Etc. The Borrower shall, and shall cause each Guarantor to: (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses (including, without limitation, liquor licenses) and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.05 Maintenance of Properties. The Borrower shall, and shall cause each Guarantor to: (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.06 Maintenance of Insurance. The Borrower shall, and shall cause each Restricted Subsidiary, to maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts (after giving effect to any self-insurance compatible with the following standards) and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Borrower and its Restricted Subsidiaries operate. All policies of insurance required to be maintained by the Borrower and the Guarantors shall be issued by companies reasonably satisfactory to the Collateral Agent and shall have coverages and endorsements and be written for such amount as the Collateral Agent may reasonably require. All policies of insurance required to be maintained by the Borrower and the Guarantors must name the Collateral Agent as mortgagee and additional insured or loss payee, must insure the interest of the Collateral Agent in the property as mortgagee and, to the extent generally available in the insurance market, must provide that no cancellation or material modification of the policies will be made without thirty days’ prior written notice to Collateral Agent. Certificates for all such policies must be delivered to the Collateral Agent and approved by the Collateral Agent (which approval shall not be unreasonably withheld). Without limiting the obligations of the Borrower under the foregoing provisions of this Section 7.06, in the event the Borrower shall fail to maintain in full force and effect insurance as required by the foregoing provisions of this Section 7.06, then the Collateral Agent may, and shall if instructed so to do by the Required Lenders, procure insurance covering the interests of the Lenders and the Collateral Agent in such amounts and against such risks as otherwise would be required hereunder and the Borrower shall reimburse the Collateral Agent in respect of any premiums paid by the Collateral Agent in respect thereof. Without limitation of the foregoing, each Loan Party shall, and shall cause each Subsidiary to, take all actions as needed to insure compliance with all requirements under the Flood Disaster Protection Act, including the maintenance of all flood hazard insurance and certifications required thereunder.

7.07 Compliance with Laws. The Borrower shall, and shall cause each Restricted Subsidiary to comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.08 Books and Records. The Borrower shall, and shall cause each Restricted Subsidiary to (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.

7.09 Inspection Rights. The Borrower shall, and shall cause each Restricted Subsidiary to, permit representatives and independent contractors of the Administrative Agent to visit and inspect the Collateral, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower.

7.10 Use of Proceeds. The Borrower shall use the proceeds of the Credit Extensions for any one or more of the following: (i) to repay or purchase and cancel Indebtedness of Peninsula as contemplated by the Merger Agreement (including all amounts necessary to satisfy and discharge such Indebtedness), (ii) to fund fees and expenses in connection with this Agreement and transaction costs in connection with the Merger and (iii) after the occurrence of the Funding Date, for working capital and general corporate purposes not in contravention of any Law or of any Loan Document.

7.11 Environmental Covenant. The Borrower shall, and shall cause each Restricted Subsidiary to:

(a) use and operate all of its facilities and properties in material compliance with all applicable Environmental Laws, keep all permits, approvals, certificates, licenses and other authorizations required pursuant to applicable Environmental Laws in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

(b) promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties under, or compliance of its facilities and properties with, applicable Environmental Laws, and shall promptly commence and diligently proceed to cure, to the reasonable satisfaction of the Administrative Agent any actions and proceedings relating to violations of compliance with applicable Environmental Laws; and

(c) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 7.11.

7.12 Accuracy of Information. The Borrower shall cause all factual information furnished after the date of execution and delivery of this Agreement by or on behalf of the Borrower or any Guarantor in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby to be true and accurate in all material respects on the date as of which such information is dated or certified, and such information shall not be incomplete by omitting to state any material fact necessary to make such information not misleading.

7.13 Additional Guarantors and Collateral.

(a) Promptly upon the determination that any Subsidiary has become a Restricted Subsidiary, the Borrower shall cause such Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent for the benefit of the Lenders all documents reasonably requested by the Administrative Agent, which may include (i) an amendment to the Guaranty, if such Subsidiary is not already a party thereto, joining such Subsidiary as a party thereto, (ii) an amendment to the Security Agreement, if such Subsidiary is not already a party thereto, joining such Subsidiary as a party thereto, together with the documentation required by clauses (A), (B), (C), (D) and (E) of Section 4.02(a)(iv), (iii) any Deeds of Trust or First Preferred Ship Mortgages required pursuant to clause (c) below, (iv) an amendment to the Hazardous Materials Indemnity, if such Subsidiary is not already a party thereto, joining such Subsidiary as a party thereto and (v) the documentation required by clauses (x), (xi) and (xii) of Section 4.02(a) hereof in respect of such Significant Subsidiary.

(b) Upon written notice from the Borrower to the Administrative Agent, the Borrower may cause any other Subsidiary to become a Guarantor by executing and delivering documentation described in the preceding paragraph.

(c) Upon the acquisition by the Borrower or any Significant Subsidiary of any fee interest in real property or any vessel used in the casino or hotel business of the Borrower or any Significant Subsidiary with a purchase price in excess of $10,000,000, the Borrower shall deliver or cause such Significant Subsidiary to deliver, a Deed of Trust or First Preferred Ship Mortgage, as applicable, with respect thereto, together with such title insurance (in the case of real estate) and other ancillary documents as may be requested by the Administrative Agent, including without limitation the documentation referred to in Section 4.02(a)(v)(A) through (C), 4.02(a)(vii)(A) through (E) and 4.02(a)(viii)(A) through (D).

(d) Upon the request of the Administrative Agent or the Required Lenders but not more than once every 24 months with respect to any Pledged Property, an appraisal of any of the Pledged Properties complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989.

(e) The Borrower shall, and shall cause each Significant Subsidiary to, undertake all actions which are necessary or appropriate in the reasonable judgment of the Administrative

Agent and as required by the Gaming Laws to (a) maintain the Administrative Agent’s security interests under the Loan Documents in the Collateral in full force and effect at all times (including the priority thereof) and (b) preserve and protect the Collateral and protect and enforce the Loan Parties’ rights and title and the respective rights of the Administrative Agent to the Collateral.

ARTICLE VIII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (excluding any Letters of Credit which have been Cash Collateralized):

8.01 Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (such Liens, collectively, “Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on March 31, 2012 and listed on Schedule 8.01 and any Liens securing Indebtedness described in Section 8.03(c) or renewals or extensions thereof, provided that with respect to renewals or extensions, the property covered thereby is not increased and any renewal, extension or replacement of the obligations secured or benefited thereby is permitted by Section 8.03(c);

(c) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or thereafter payable without penalty or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, Liens for labor done and materials and services supplied and furnished or other like Liens and statutory Liens (i) which are not filed or recorded for a period of more than 60 days, (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person, or (iii) which have been bonded in a manner satisfactory to the Administrative Agent;

(e) pledges or deposits made or Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or employment or insurance legislation;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, including during the course of any development;

(g) easements, rights-of-way, reservations, covenants, conditions, restrictions, defects and irregularities in title to any real property and other similar encumbrances affecting real property which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to (i) the use of any real property, or (ii) any right, power, franchise, grant, license, or permit, including present or future zoning laws, building codes and ordinances, zoning restrictions, or other laws and ordinances restricting the occupancy, use, or enjoyment of real property;

(i) rights of tenants under leases and rental agreements covering real property entered into in the ordinary course of business of the Person owning such real property;

(j) Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(k) Liens securing writs of attachment or similar instruments or judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments;

(l) Liens granted pursuant to the Escrow Agreement;

(m) Liens on cash securing only Defeased Indebtedness;

(n) precautionary UCC financing statement filings made in connection with operating leases;

(o) Liens securing Indebtedness permitted under Section 8.03(e), (f) and (g); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property which is the subject of such financing;

(p) with respect to any vessel included in the Collateral, maritime liens, including liens for crew’s wages and salvage; and

(q) Liens on the Equity Interests of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

provided, that, notwithstanding the foregoing, the Initial Borrower shall not create, incur, assume or suffer to exist any Lien other than Liens incurred in connection with Investments contemplated by clause (a) and Liens contemplated by the Escrow Agreement.

8.02 Investments. The Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, make any Investments, except:

(a) Investments held by the Borrower or such Restricted Subsidiary in the form of cash equivalents or short-term marketable securities;

(b) advances to officers, directors and employees of the Borrower and its Restricted Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes consistent with past practice;

(c) Investments of the Borrower in any Guarantor and Investments of any Restricted Subsidiary in the Borrower or in a Guarantor;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) capital expenditures;

(f) Investments received in connection with a Disposition permitted pursuant to Section 8.05(i);

(g) Investments identified on Schedule 8.02;

(h) the Merger;

(i) Investments in connection with an acquisition permitted under Section 8.04(e);

(j) intercompany Indebtedness incurred in compliance with Section 8.03(b); and

(k) other Investments in an aggregate amount not to exceed $25,000,000 after the Funding Date;

(b) provided, that, notwithstanding the foregoing, the Initial Borrower shall not make any Investment other than Investments contemplated by clauses (a) and (h) above. For purposes of computing the aggregate amount of Investments made after the Funding Date pursuant to clause (k) above, the amount of such Investments shall be reduced by any net reduction in Investments resulting from payments of dividends, repayments of loans or advances or other transfers of assets to the Borrower or any of its Restricted Subsidiaries or the satisfaction or reduction of obligations of other Persons which have been Guaranteed by the Borrower or any of its Restricted Subsidiaries.

8.03 Indebtedness. The Borrower shall not, and shall cause each Guarantor not to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, other than:

(a) Indebtedness under the Loan Documents;

(b) unsecured intercompany Indebtedness; provided that if such Indebtedness is owed by the Borrower or any of its Subsidiaries to a Person that is not a Loan Party, such Indebtedness must be Subordinated Indebtedness;

(c) Indebtedness outstanding on March 31, 2012 and listed on Schedule 8.03 and any refinancings, refundings, renewals or extensions thereof, including with respect to any such Indebtedness repaid between March 31, 2012 and the Funding Date, any replacement Indebtedness incurred by the Borrower or any Guarantor prior to December 31, 2013; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension or, with respect to such replacement Indebtedness, is not increased above the amount outstanding on March 31, 2012, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(d) obligations under Swap Contracts entered into by the Borrower with any Lender (or any Person that was a Lender when entering into such Swap Contract) or Affiliate of any Lender (or any Person that was a Lender when such Swap Contract was executed); provided, in no event shall the notional principal amount of such obligations exceed the aggregate principal amount of the Term B Facility (it being understood that the notional amount of each such Swap Contract shall be included in such calculation);

(e) Indebtedness in respect of capital leases and Synthetic Lease Obligations within the limitations set forth in Section 8.01(o); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;

(f) Indebtedness of Peninsula or any Restricted Subsidiary outstanding under Permitted FF&E Financings which are either:

(i) Non-Recourse Indebtedness of Peninsula or such Restricted Subsidiary; or

(ii) with respect to any Gaming Facilities acquired or opened after the Funding Date or any Gaming Equipment acquired after the Funding Date, limited in amount (including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (f)(ii) and within the limitations of Section 8.01(o)) for each such Gaming Facility owned or leased by Peninsula or such Restricted Subsidiary to the lesser of:

(A) the amount of FF&E used in such Gaming Facility and financed by such Permitted FF&E Financing, or

(B) with respect to each such Gaming Facility other than the Kansas Star Casino, $15,000,000 and with respect to the Kansas Star Casino, $30,000,000;

(g) Indebtedness of Peninsula or any Restricted Subsidiary that is incurred to finance the improvements of existing FF&E used directly in the operation of a Gaming Facility owned or leased by Peninsula or any of its Restricted Subsidiaries and secured by a Lien on such FF&E in an amount not to exceed 100% of the cost of such improvements; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000;

(h) the Permitted Unsecured Indebtedness;

(i) Subordinated Indebtedness or unsecured senior Indebtedness of the Borrower or any Guarantor in an aggregate amount of all such Indebtedness at any one time outstanding not to exceed $75,000,000, in each case so long as such Indebtedness (i) shall have a maturity date at least six months after the Maturity Date, (ii) shall have a weighted average life to maturity longer than the weighted average life to maturity of the Obligations and of any Permitted Unsecured Indebtedness and (iii) shall have covenants no more restrictive than those in this Agreement and in the documents evidencing any Permitted Unsecured Indebtedness as in effect at the time of the issuance or incurrence thereof; and

(j) with respect to any of the foregoing Indebtedness, any Guarantee of such Indebtedness given by a Guarantor;

provided, that, (x) notwithstanding the foregoing, the Initial Borrower shall not create, incur, assume or suffer to exist any Indebtedness other than Indebtedness contemplated by clauses (a) and (j) above and (y) nothing in this Agreement shall prevent the Borrower from repaying the Indebtedness of Peninsula and its Restricted Subsidiaries that is not permitted pursuant to this Section 8.03 by purchasing such Indebtedness and cancelling such Indebtedness substantially concurrently with such purchase.

8.04 Fundamental Changes. The Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or purchase or otherwise acquire all or substantially all of the stock or assets of any Person (or of any division thereof), or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Restricted Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that when any Guarantor is merging with another Restricted Subsidiary that is not a Guarantor, the Guarantor shall be the continuing or surviving Person or such surviving Person shall execute and deliver a Guaranty;

(b) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor;

(c) the Borrower or any Restricted Subsidiary may make a Disposition to the extent permitted by Section 7.05;

(d) the Initial Borrower and Peninsula may consummate the Merger and the Initial Guarantor may merge with and into Peninsula Gaming Corp.; and

(e) the Borrower or any Restricted Subsidiary may purchase or otherwise acquire all or substantially all of the stock or assets of any Person (or of any division thereof) so long as both before and after giving pro forma effect to any such purchase or acquisition (i) no Default shall then exist, (ii) the Borrower would have been in pro forma compliance with Section 8.11 on the last day of the fiscal quarter most recently ended if such acquisition had been made on such date, and (iii) the aggregate price of all such purchases and acquisitions does not exceed $50,000,000;

provided, that, notwithstanding the foregoing, the Initial Borrower shall not merge, dissolve, liquidate, consolidate with or into another Person, or purchase or otherwise acquire all or substantially all of the stock or assets of any Person (or of any division thereof), or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person except as contemplated by clause (d) above.

8.05 Dispositions. The Borrower will not, and shall cause each Restricted Subsidiary not to, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition unless such agreement includes an express condition precedent to closing that the Borrower shall have obtained all requisite consents under this Agreement, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by the Borrower or any Guarantor to any other Guarantor or to the Borrower;

(e) Dispositions of property by any entity that is not required to be a Guarantor pursuant to the terms hereof; provided that in connection with such Disposition, such Guarantor is released from the Guaranty pursuant to Section 10.10;

(f) Dispositions permitted by Section 8.04;

(g) Dispositions of property having a fair market value of not to exceed $25,000,000 in any single transaction or series of related transactions;

(h) Dispositions by the Borrower, any Restricted Subsidiary or any Guarantor, in each case on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(i) Dispositions by the Borrower and the Guarantors not otherwise permitted under this Section 8.05; provided that:

(i) at the time of such Disposition, no Default shall exist or would result from such Disposition;

(ii) the Borrower or the applicable Subsidiary receives consideration at the time of such Disposition at least equal to the Fair Market Value of the property subject to such Disposition;

(iii) at least 75% of such consideration consists of cash, Temporary Cash Investments or Additional Assets; provided, that with respect to this clause (iii):

(A) the assumption of Indebtedness of Peninsula or a Restricted Subsidiary which is not subordinated to the Obligations shall be deemed to be Temporary Cash Investments if Peninsula, such Restricted Subsidiary and all other Restricted Subsidiaries, to the extent any of the foregoing are liable with respect to such Indebtedness, are expressly released from all liability for such Indebtedness by the holder thereof in connection with such Disposition;

(B) any securities or notes received by Peninsula or such Restricted Subsidiary, as the case may be, from such transferee that are converted by Peninsula or such Restricted Subsidiary into cash or Temporary Cash Investments within 30 days of the date of such Disposition shall be deemed to be Temporary Cash Investments; and

(C) the Borrower and the Restricted Subsidiaries may receive consideration in the form of securities exceeding 25% of the consideration for one or more Dispositions permitted pursuant to this clause (i) so long as the Borrower and its Restricted Subsidiaries do not hold such securities having a Fair Market Value in excess of $25,000,000 at any time outstanding; and

(iv) the Net Cash Proceeds of such Disposition are applied to the extent required by Section 2.05(d); and

(j) Dispositions of Existing Peninsula Notes acquired pursuant to the Permitted Tender Offer;

provided, that, notwithstanding the foregoing, the Initial Borrower shall not make any Disposition or enter into any agreement to make any Disposition except for (x) Dispositions of Property consisting of Temporary Cash Investments which are reinvested by the Initial Borrower, and (y) the consummation of the Merger.

8.06 Restricted Payments. The Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Restricted Subsidiary may make Restricted Payments to Peninsula and to wholly-owned Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to Peninsula and any Restricted Subsidiary and to each other owner of capital stock or other Equity Interests of such Restricted Subsidiary on a pro rata basis based on their relative ownership interests);

(b) Peninsula and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c) Peninsula and each Restricted Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests;

(d) for so long as the Borrower is treated as a partnership or other substantially similarly treated pass-through entity for United States federal income tax purposes, the Borrower shall be permitted to make dividends and distributions to Boyd or any Subsidiary of Boyd in an amount not to exceed the Tax Amount for the Related Period; and

(e) Peninsula may declare or pay cash dividends to its stockholders, purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash, and the Borrower and its Restricted Subsidiaries may make other Restricted Payments, in each case so long as:

(i) no Default or Event of Default shall be continuing or would be caused thereby,

(ii) after giving pro forma effect to the making of such Restricted Payment, the Consolidated Leverage Ratio as of the most recently ended fiscal quarter would not exceed the ratio that is 0.50 to 1.00 less than the maximum ratio permitted for such period pursuant to Section 8.11(a),

(iii) after giving pro forma effect thereto, the Borrower would be in compliance with Section 8.11, and

(iv) the aggregate amount of all such Restricted Payments pursuant to this clause (e) does not exceed the sum of (i) $20,000,000 and (ii) the amount of Excess Cash Flow accrued from and after the Funding Date and not required to be used to repay Loans pursuant to Section 2.05(e).

8.07 Change in Nature of Business. The Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by Peninsula and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

8.08 Transactions with Affiliates. The Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions set forth on Schedule 8.08 and (b) on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any of its wholly-owned Restricted Subsidiaries or between and among any wholly-owned Restricted Subsidiaries; and provided further that Peninsula may pay to Boyd management fees under any Permitted Management Agreement in an aggregate amount in any fiscal year not to exceed the sum of (i) 2% of Consolidated Net Revenue for such fiscal year plus (ii) 5% of Consolidated Adjusted EBITDA for such fiscal year, so long as both before and after giving effect thereto no Default shall then exist or result therefrom.

8.09 Negative Pledges and Other Contractual Restrictions.

(a) The Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Restricted Subsidiary to Guarantee the Obligations or (iii) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, however, that this clause (iii) shall not prohibit any Contractual Obligation in an agreement evidencing Indebtedness permitted under any of Section 8.03(c), (e), (f) or (g) solely to the extent any such Contractual Obligation relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Obligations, other than any Lien that would be permitted under Section 8.01.

(b) The Borrower shall not, and shall cause each Restricted Subsidiary not to, enter into any Management Agreement other than (i) a Permitted Management Agreement and (ii) a Management Agreement where the Borrower and/or such Restricted Subsidiary is engaged by a Person to manage any hotel, resort, casino property and/or Related Business owned by such Person.

8.10 Use of Proceeds. The Borrower shall not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations U and X of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Financial Covenants.

(a) Consolidated Leverage Ratio. After the Funding Date and beginning with the fiscal quarter ending March 31, 2013, the Borrower shall not permit the Consolidated Leverage Ratio on the last day of any period of four fiscal quarters set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
March 31, 2013 through September 30, 2013	7.25 to 1.0

December 31, 2013 through June 30, 2014	7.00 to 1.0

September 30, 2014 through December 31, 2014	6.75 to 1.0

March 31, 2015 through June 30, 2015	6.50 to 1.0

September 30, 2015 through December 31, 2015	6.25 to 1.0

March 31, 2016 through June 30, 2016	6.00 to 1.0

September 30, 2016 through December 31, 2016	5.75 to 1.0

March 31, 2017 through June 30, 2017	5.50 to 1.0

September 30, 2017 and each fiscal quarter thereafter	5.25 to 1.0

(b) Interest Coverage Ratio. After the Funding Date and beginning with the fiscal quarter ending March 31, 2013, the Borrower shall not permit the Interest Coverage Ratio as of the end of any fiscal quarter to be less than 2.00 to 1.0.

(c) Capital Expenditures. The Borrower shall not make, or permit its Restricted Subsidiaries to make, capital expenditures (excluding (i) capital expenditures which adds to or improves any existing property and (ii) capital expenditures made prior to the first anniversary of the Funding Date relating to integration and/or transition of business systems) in an aggregate amount in excess of $20,000,000 in any fiscal year; provided, that so long as no Default has occurred and is continuing or would result from such expenditure, any portion of such maximum amount, if not expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next following fiscal year; and provided, further, if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year before the amount permitted for such fiscal year.

8.12 Accounting Changes. The Borrower shall not, and shall not permit any Restricted Subsidiary to, make any change in (a) accounting policies or reporting practices, except as required by GAAP or to conform to the accounting policies or reporting practices of Boyd Gaming, or (b) fiscal year.

8.13 Amendments to Merger Agreement Prior to Funding Date. Prior to the Funding Date, the Borrower shall not, and shall not permit any Restricted Subsidiary to (a) cancel or terminate the Merger Agreement or consent to or accept any cancellation or termination thereof, (b) alter, amend or otherwise change or supplement or give any waiver or consent to the terms of the Merger Agreement in each case that would be materially adverse to the Lenders without the prior written consent of the Lead Arrangers (it being understood and agreed that any reduction in the purchase price by 10% or more (except as contemplated in the Merger Agreement as in effect on the date hereof) shall be deemed materially adverse to the Lenders), and further that any such reduction in purchase price shall be subject to the provisions of Section 2.06(b).

8.14 Permitted Activities of Initial Borrower and Initial Guarantor Prior to Funding Date. Prior to the occurrence of the Funding Date and the consummation of the Merger, the Initial Borrower shall not, and shall cause the Initial Guarantor not to:

(a) engage in any business or activity or own any assets other than:

(i) holding equity contributions, the proceeds of the Loans and the proceeds of Permitted Unsecured Indebtedness,

(ii) entering into the Escrow Agreement and performing its obligations thereunder,

(iii) commencing and completing the Permitted Tender Offer; and

(iv) entering into and performing its obligations and activities under the Loan Documents, the documents evidencing any Permitted Unsecured Indebtedness and the Merger Agreement and such activities as are incidental thereto;

(b) create or acquire any Subsidiary other than the Initial Guarantor;

(c) make or own any Investment in any other Person other than Investments permitted by the Escrow Agreement, Temporary Cash Investments and the consummation of the Merger; or

(d) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons until such time as it shall have been merged into (i) Peninsula pursuant to the Merger Agreement, in the case of the Initial Borrower, and (ii) Peninsula Gaming Corp., in the case of the Initial Guarantor.

ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after demand therefor, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in Sections 8.04, 8.05, 8.06, 8.07, 8.09, 8.10 or 8.11; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice shall have been given to the Borrower by the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Restricted Subsidiary (A) fails to make any payment when due after giving effect to any applicable notice and cure periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in an amount equal to or greater than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case after giving effect to any applicable notice and cure periods, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or any Indebtedness consisting of a Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) any counterparty under Swap Contract terminates such Swap Contract as a result of an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any

Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is equal to or greater than the Threshold Amount and the Borrower or such Restricted Subsidiary, as the case may be, has not paid such Swap Termination Value within 30 days of the due date thereof, unless such termination or such Swap Termination Value is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP have been provided; or

(f) Insolvency Proceedings, Etc. The Borrower or any Guarantor institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 90 calendar days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Guarantor a final judgment or order for the payment of money in an aggregate amount equal to or greater than the Threshold Amount (to the extent not covered by independent third-party insurance of a solvent insurer and as to which the insurer does not dispute coverage) and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect and, in the reasonable judgment of the Required Lenders, such circumstance is materially adverse to the interests of the Lenders; or any Lien in favor of the Administrative Agent on a material portion of the Collateral any time after its perfection and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect and, in the reasonable judgment of the Required Lenders, such circumstance is materially adverse to the interests of the Lenders; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) License Revocation. The occurrence of a License Revocation that continues for fifteen consecutive calendar days with respect to gaming operations at any gaming facility accounting for ten percent or more of the Consolidated Total Assets, Consolidated Gross Revenue or Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries; or

(m) Governmental Approvals. Any Loan Party shall fail to obtain, renew, maintain or comply with any governmental approvals as shall be necessary (1) for the execution, delivery or performance by such Loan Party of its obligations, or the exercise of its rights, under the Loan Documents, or (2) for the grant of the Liens created under the Security Agreement or for the validity and enforceability or the perfection of or exercise by the Administrative Agent of its rights and remedies under Security Agreement; or any such governmental approval shall be revoked, terminated, withdrawn, suspended, modified or withheld or shall cease to be effective; or any proceeding shall be commenced by or before any Governmental Authority for the purpose of revoking, terminating, withdrawing, suspending, modifying or withholding any such governmental approval and such proceeding is not dismissed within 60 days; and in any such case, such failure, revocation, termination, withdrawal, suspension, modification, cessation or commencement is reasonably likely to materially adversely affect (i) the rights or the interests of the Lenders under the Loan Documents or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents; or

(n) Liens on Shares of Guarantors. Any Lien, other than a Lien in favor of the Administrative Agent on behalf of the Lenders, shall be placed on the Equity Interests of any Person that is required to be a Guarantor hereunder on or after the Funding Date; or

(o) Closing Date. The Closing Date shall not have occurred on or prior to December 31, 2012; or

(p) Funding Date. The Funding Date shall not have occurred on or prior to December 31, 2012.

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent and the Collateral Agent shall, at the request of, or may, with the consent of, the Controlling Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent, the Collateral Agent or any Lender. Without limiting the generality of the other provisions of this Agreement (including Section 10.01 hereof), but subject in all respects to the other provisions of this Article IX, the appointment of the Administrative Agent and the Collateral Agent to exercise rights and remedies on behalf of the Lenders (to the exclusion of individual Lenders except pursuant to Section 9.06), including upon and at the direction of the Controlling Lenders, shall be applicable, whether inside or outside of any Insolvency or Liquidation Proceeding (including any Bankruptcy Case). Without limiting the generality of the foregoing, but subject in all respect to the other provisions of this Article IX, the Administrative Agent or the Collateral Agent, as the case may be, shall have the authority to act, and at the direction of the Controlling Lenders, shall act on the behalf of the Lenders and the L/C Issuer in any case (a “Bankruptcy Case”) under the Bankruptcy Code, including with respect to any proposed post-petition financing (including with respect to the consensual subordination of any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document in connection with any such financing), any request for adequate protection, or any post-petition sales of assets outside of the ordinary course of business.

9.03 Application of Funds.

(a) After the exercise of remedies provided for in Section 9.02 (or with respect to any payment or distribution received after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Revolving Credit Lenders and the L/C Issuer (including Attorney Costs to the respective Revolving Credit Lenders and the L/C Issuer and amounts payable under Article III), in each case in respect of the Revolving Credit Facility, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Revolving Credit Loans, L/C Borrowings and other Obligations (other than Term B Loans), ratably among the Revolving Credit Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Credit Loans and L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Revolving Credit Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, in an amount equal to the Minimum Collateral Amount of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.15, to be held as Cash Collateral;

Sixth, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Term B Lenders (including Attorney Costs to the respective Term B Lenders and amounts payable under Article III) in each case in respect of the Term B Facility, ratably among them in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term B Loans, ratably among the Term B Lenders in proportion to the respective amounts described in this clause Seventh payable to them;

Eighth, to payment of that portion of the Obligations constituting unpaid principal of the Term B Loans, ratably among the Term B Lenders in proportion to the respective amounts described in this clause Eighth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto.

(b) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Tranche of Obligations granted on the Collateral and notwithstanding any provision of the UCC of any jurisdiction, any applicable real estate laws, or any other applicable law or the Loan Documents or any defect or deficiencies in the Liens securing the Obligations of either Tranche or any other circumstance whatsoever, each Lender hereby agrees that the Liens securing each Tranche of Obligations on any Collateral shall be of equal priority, subject to the priorities set forth in Section 9.03(a). Specifically, the priorities set forth in Section 9.03, as well as the other provisions of this Article IX, shall be deemed to constitute a subordination agreement within the scope and meaning of Section 510(a) of the Bankruptcy Code. Without limiting the generality of the foregoing, cash payments or distributions with respect to or otherwise on account of any portion of the Obligations made in any Insolvency or Liquidation Proceeding (whether or not denominated as post-petition interest payments, adequate protection payments, Plan of Reorganization distributions, or otherwise, and whether or not such payments or distributions are otherwise authorized pursuant to the other provisions of this Agreement) shall be turned over (if not otherwise distributed directly) to the Administrative Agent and shall be distributed and applied pursuant to the priorities set forth in Section 9.03(a). Without limiting the generality of the foregoing, the Revolving Credit Lenders shall be entitled to receive as part of any such payments or distributions, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest at the relevant Default Rate and all reasonable fees, costs, and charges provided for hereunder and the Loan Documents (even though such claims may or may not be allowed or allowable in whole or in part in the respective Insolvency or Liquidation Proceeding) before any payment or distribution is made in respect of the claims held by the Term B Lenders, with the Term B Lenders hereby acknowledging and agreeing to turn over to the Administrative Agent (for distribution to the holders of the Revolving Credit Obligations) all amounts otherwise received or receivable by them in any Insolvency or Liquidation Proceeding to the extent needed to effectuate the intent of this sentence even if such turnover of amounts has the effect of reducing the amount of (or the distributions on) the claim of the Term B Lenders in such Insolvency or Liquidation Proceeding.

9.04 Reinstatement. In the event that any of the Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the United Stated Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article IX shall be fully applicable thereto until all such Obligations shall again have been paid in full in cash.

9.05 Certain Insolvency or Liquidation Proceeding Matters.

(a) Post-Petition Financing; Asset Sales Outside of the Ordinary Course of Business. In connection with any post-petition financing or any sale of assets outside of the ordinary course of business in any Insolvency or Liquidation Proceeding, and absent, in such instance, the consent by affirmative vote of the Supermajority Revolving Lenders to the contrary, the Administrative Agent (i) shall not consent to or support (but instead shall oppose) the subordination of any Lien on any property granted to or held by the Administrative Agent under any Loan Document where and to the extent that such subordination will be to the detriment of the Revolving Credit Lenders with respect to their Revolving Credit Exposure or (ii) shall not consent to or support (but instead shall oppose) any sale outside of the ordinary course of business (A) where the net cash proceeds thereof to which the Administrative Agent would otherwise be entitled as a matter of Lien priority are not to be received by the Administrative Agent and distributed pursuant to the priorities set forth in Section 9.03(a) or (B) where any portion of the sale consideration is to consist of something other than cash.

(b) Separate Grants of Security and Separate Classification. It is acknowledged and agreed that:

(i) the Revolving Credit Obligations of the Borrower and each Loan Party, including in respect of the Collateral, constitute claims separate and apart (and of a different nature) from Term B Loans of the Borrower and the related Obligations of each Loan Party, including in respect of the Collateral;

(ii) the grant of Liens to secure the Revolving Credit Obligations constitutes a separate and distinct grant of Liens from any Liens granted to secure the Term B Loans; and

(iii) because of, among other things, their differing payment terms and their differing rights in the Collateral (including vis-à-vis any Loan Party and/or in directing the exercise of any rights in and remedies against the Collateral), the Revolving Credit Obligations are fundamentally different and distinct from (and substantially dissimilar, within the meaning of Section 1122 of the Bankruptcy Code, to) any and all other Obligations and must be separately classified in any plan of reorganization, liquidation, arrangement, or composition (any “Plan of Reorganization”), proposed or confirmed in an Insolvency or Liquidation Proceeding and the Obligations of either Tranche must be separately classified in any such plan from the Obligations of the other Tranche.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, and without limiting the generality of the other provisions of this Agreement, if it is held that the claims against the Borrower or any Loan Party under the Loan Documents constitute only one secured claim (rather than separate classes of claims), then the Lenders hereby acknowledge and agree that all distributions pursuant to any such Plan of Reorganization shall be made and applied pursuant to the priorities set forth in Section 9.03(a).

(c) No X Clause. This Agreement does not include any “X Clause” in favor of any of the Term B Lenders. Without limiting the generality of the foregoing or of any other provision of this Agreement, absent a Discharge of the Revolving Credit Obligations occurring on or before the effective date of any such Plan of Reorganization or absent the affirmative vote of the Supermajority Revolving Lenders expressly consenting to an alternate treatment in favor of the Term B Lenders in connection with any such Plan of Reorganization, no Term B Lenders shall be entitled to receive or retain any cash or any debt or equity securities to be distributed under any confirmed Plan of Reorganization on account of or otherwise by virtue of Liens in their favor on the Collateral, regardless of the manner in which such distributions may or may not be expressly denominated or otherwise characterized (whether under such Plan of Reorganization, in any accompanying disclosure statement or other solicitation materials, or otherwise), but any such cash or debt or equity securities instead shall be deemed to constitute Collateral and shall be distributed to the Administrative Agent for further distribution to the Revolving Credit Lenders, which shall be theirs to retain and/or otherwise realize upon, pending a Discharge of the Revolving Credit Obligations.

9.06 Plan of Reorganization. The Revolving Credit Lenders and Term B Lenders shall be entitled to vote to accept or reject any Plan of Reorganization in connection with any Insolvency or Liquidation Proceeding so long as such Plan of Reorganization is a Conforming Plan of Reorganization and shall be entitled to vote to reject any such Plan of Reorganization that is a Non-Conforming Plan of Reorganization; provided, however, that none of the Term B Lenders shall be entitled to take any action or vote in any way that supports the confirmation of any Non-Conforming Plan of Reorganization. Without limiting the generality of any provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each affected Lender shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed or not counted in determining acceptance or rejection of such a Non-Conforming Plan of Reorganization and further to have any such support of any Non-Conforming Plan of Reorganization withdrawn.

ARTICLE X.

ADMINISTRATIVE AGENT

10.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02 Rights as a Lender. The Person serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and/or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and/or the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent and/or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions. The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and their duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Person to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or the Collateral Agent or any of their respective Affiliates in any capacity.

The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by Administrative Agent. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent. Each of the Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and the Collateral Agent. Each of the Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security until such time as a successor Administrative Agent and Collateral Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section 10.06 shall also constitute its resignation as Collateral Agent, L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Managers or Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the L/C Issuer hereunder.

10.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

10.10 Collateral and Guaranty Matters. Without limiting the provisions of Section 10.09, each Lender (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorizes the Collateral Agent and the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Facilities and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank of Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit, (ii) in connection with a corporate restructuring of Peninsula and its Subsidiaries so long as after giving effect thereto substantially all Collateral of each Guarantor remains Collateral, (iii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iv) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(e);

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents; and

(d) to release any Guarantor from its obligations under the Guaranty as a result of a corporate restructuring of the Borrower and its Subsidiaries so long as after giving effect thereto each Person that are required to be a Guarantor pursuant to the terms hereof becomes or continues to be a Guarantor.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.

The Administrative Agent and the Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) without the written consent of each Lender directly affected thereby;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d) change (i) Section 9.03 without the written consent of each Lender or (ii) (A) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, or (B) any other provision of Article IX (other than Section 9.01) in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term B Facility, the Required Term B Lenders and (ii) if such Facility is the Revolving Credit Facility, the Supermajority Revolving Lenders.

(e) change (i) any provision of this Section 11.01 or the definitions of “Required Lenders”, “Controlling Lenders”, “Discharge of the Revolving Credit Obligations”, “Term B Enforcement Date” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(e)), without the written consent of each Lender or (ii) the definition of “Supermajority Revolving Lenders”, “Required Revolving Lenders” or “Required Term B Lenders” without the written consent of each Lender under the applicable Facility;

(f) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of Lenders having more than 50% of the sum of (x) the Revolving Credit Facility then in effect and (y) the Term B Facility then in effect. For purposes of this clause (f), the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans shall be deemed to be held by such Lender;

(g) release all or substantially all of the Guarantors from the Guaranty without the written consent of each Lender; or

(h) release all or substantially all of the Collateral without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) each of the Fee Letter and the Agency Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Initial Borrower, Peninsula, the Administrative Agent, the Collateral Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swingline Lender, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer, the Collateral Agent or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and the Collateral Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent and Collateral Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent and Collateral Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Collateral Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, (b) to pay or reimburse the Administrative Agent and the Collateral Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs, and (c) after the occurrence and during the continuance of an Event of Default, to pay or reimburse each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent and the Collateral Agent. All amounts due under this Section 11.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section 11.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out-of-pocket expenses (including the fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. In connection with any claim for indemnification pursuant to this Agreement by more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel selected by the Indemnitees; provided that if such legal counsel determines in good faith that representing all such Indemnitees is reasonably likely to result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each Indemnitee shall be entitled to separate representation.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent, the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent, the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent, the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 11.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Facilities and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, Collateral Agent, the L/C Issuer or any Lender, or the Administrative Agent, Collateral Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, Collateral Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.06, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void ab initio). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of (x) its Commitment and the Revolving Credit Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it or (y) its Term B Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 11.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.06 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or

(2) such assignment is to a Person that is a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any unfunded Term B Commitment or any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuer and the Swing Line Lender shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.06.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of (x) its Commitment and the Revolving Credit Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it or (y) its Term B Loans at the time owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section 11.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(g) Notwithstanding anything in the Agreement to the contrary, any Term B Lender may, at any time, assign all or a portion of its Term B Loans on a non-pro rata basis to Peninsula, subject to the following limitations:

(i) Peninsula shall represent and warrant as of the date of any such purchase and assignment, that neither it nor any of its respective directors or officers has any material non-public information with respect to Peninsula or its Subsidiaries or their respective securities that has not been disclosed to the assigning Term B Lender (other than because such assigning Term B Lender does not wish to receive material non-public information with respect to Peninsula or its Subsidiaries or their respective securities) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Term B Lender’s decision to assign Term B Loans to Peninsula;

(ii) immediately upon the acquisition of Term B Loans from a Term B Lender by Peninsula, such Term B Loans and all rights and obligations as a Term B Lender related thereto shall, for all purposes (including under this Agreement, the other Loan Documents and otherwise), be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and Peninsula shall neither obtain nor have any rights as a Term B Lender hereunder or under the other Loan Documents by virtue of such capital contribution or assignment;

(iii) Peninsula shall not use the proceeds of any Revolving Credit Loans or Swing Line Loans for any such purchase and assignment; and

(iv) no Default shall have occurred and be continuing.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, Collateral Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 11.06(e), or (iii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent, Collateral Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section 11.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, Collateral Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, Collateral Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, or if any Lender is disqualified by a Gaming Board, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower (or the replacement Lender) shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE

COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent, the Arranger, the other Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, and its Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Arranger, the other Lead Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Collateral Agent, the Arranger, each other Lead Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Collateral Agent, the Arranger, any other Lead Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Collateral Agent, the Arranger, the other Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Collateral Agent, the Arranger, any other Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent, the Arranger, the other Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19 Designation as Senior Debt. All Obligations shall be “Designated Senior Indebtedness” for purposes of and as defined in any indenture, credit agreement, loan agreement or other document governing Permitted Unsecured Indebtedness.

11.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BOYD ACQUISITION SUB, LLC,
as the Initial Borrower

By:	/s/ Josh Hirsberg
Name:	Josh Hirsberg
Title:	Treasurer

BANK OF AMERICA, N.A., as
Administrative Agent and Collateral Agent

By:	/s/ DeWayne D. Rosse
Name:	DeWayne D. Rosse
Title:	Agency Management Officer

BANK OF AMERICA, N.A., as a Revolving Credit Lender, L/C Issuer and Swing Line Lender

By:	/s/ Justin Lien
Name:	Justin Lien
Title:	Director

BANK OF AMERICA, N.A., as a Term B Lender

By:	/s/ Daniel J. Kelly
Name:	Daniel J. Kelly
Title:	Managing Director

JPMORGAN CHASE BANK, N.A., as a
Revolving Credit Lender

By:	/s/ Mohammad S Hassan
Name:	Mohammad S Hassan
Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Revolving Credit Lender

By:	/s/ Courtney E. Meehan
Name:	Courtney E. Meehan
Title:	Vice President

By:	/s/ Marcus M. Tarkington
Name:	Marcus M. Tarkington
Title:	Director

UBS LOAN FINANCE LLC, as a Revolving
Credit Lender

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director
Banking Products Services, US

By:	/s/ David Urban
Name:	David Urban
Title:	Associate Director
Banking Products Services, US